Exhibit 4.20
Annex 1
Purchase Agreement
by and among
Lumenis Ltd.
The Investors Named Herein
and
LM (GP) L.P.

Dated as of SEPTEMBER 30, 2006

PURCHASE AGREEMENT
     This Purchase Agreement (the “Agreement”) is made and entered into on September 30, 2006 by and among:
     Lumenis Ltd., a company incorporated under the laws of the State of Israel, of Yokneam Industrial Park, P.O.B. 240, Yokneam 20692, Israel (the “Company”),
     Ofer (Ships Holding) Ltd., a company incorporated under the laws of the State of Israel, LM Partners L.P., a limited partnership incorporated under the laws of the Cayman Islands (each an “Investor” and collectively, the “Investors”) and
     LM (GP) L.P., a limited partnership incorporated under the laws of Israel, the general partner of LM Partners L.P., as the Investors’ representative (the “Investors’ Representative”).
RECITALS
     A. The Board of Directors of the Company has (i) determined that it is in the best interests of the Company to enter into, deliver and perform this Agreement and the transactions contemplated hereby, including raising capital by means of issuance of Company Shares; (ii) approved this Agreement and the transactions contemplated hereby; and (iii) determined to recommend that the shareholders of the Company vote to approve this Agreement and the transactions contemplated hereby.
     B. The Investors desire to purchase and the Company desires to issue and sell to the Investors Company Shares and Closing Warrants (as defined herein) against the investment by Investors of an aggregate amount of $120,000,000, under the terms and conditions of this Agreement.
     C. The Investors and their assignees may further desire to invest an additional amount of up to $30,000,000 by way of an exercise within 6 months from Closing of the Additional Warrants.
     D. The Company and the Investors desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.
     E. Concurrently with the execution and delivery of this Agreement and as a material inducement to the Investors, certain shareholders of the Company listed on Exhibit A-1 attached hereto are executing a proxy (“Proxy”), in the form attached hereto as Exhibit A-2, in favor of the Investors, and granting irrevocable proxies to a mutually-agreed-upon proxyholder, pursuant to which such shareholders irrevocably directing the proxyholder to vote all securities of the Company beneficially owned by them in favor of the approval of this Agreement and the transactions contemplated hereby and to other matters set forth therein;
     F. Concurrently with the execution and delivery of this Agreement and as a material inducement to the Investors, the Company and Bank Hapoalim B.M. (the “Bank”) are entering into certain agreements and undertakings concerning to and in connection with the restructuring of the Company’s debt to the Bank, on terms and conditions more fully set forth therein.
     NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS
     1.1 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
          (a) “2006 Audited Reports” shall mean audited, consolidated financial statements of the Company, for the years 2004, 2005 and 2006, prepared in accordance with GAAP and accompanied by the unqualified report of the Company’s auditors which will be registered independent public accountants as required by the Securities Act and the rules and regulations promulgated thereunder and by the rules of the Public Companies Accounting Oversight Board.
          (b) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by the Investors or their respective Subsidiaries), oral or written, relating to any Acquisition Transaction.
          (c) “Acquisition Transaction” shall mean any transaction or series of related transactions, other than the transactions contemplated by this Agreement, involving: (i) any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction in which any member of the Company Group is a constituent corporation, and (A) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities or debt securities of any member of the Company Group, other than as part of the reorganization and restructuring of the Company’s Subsidiaries as disclosed in Section 1.1(c) of the Disclosure Schedule; or (B) in which any member of the Company Group issues securities representing more than 20% of the outstanding securities of any class of voting securities of any member of the Company Group or debt securities; (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company Group; (iii) any financing transaction (whether debt, equity or a combination thereof, but other than in the ordinary course of business and other than any financing required for the Company Group until Closing, provided, that such financing was approved by the Investors), including by way of a purchase or the restructuring of the Company’s existing debts); or (iv) any liquidation or dissolution of any member of the Company Group, other than the reorganization and restructuring of the Company’s Subsidiaries as disclosed in Section 1 of the Disclosure Schedule.
          (d) “Additional Warrants” means warrants to purchase Company Shares at an aggregate exercise price of US$30,000,000 and at an exercise price per share equal to the Price Per Share, in the form attached hereto as Exhibit B-2, but subject to adjustment as set forth therein.
          (e) “affiliate” (and words of similar import) shall mean as set forth in Rule 405 promulgated under the Securities Act.
          (f) “Agreement” shall have the meaning set forth in the recitals of this Agreement.
          (g) “Antitrust Laws” shall mean RTPL, the HSR Act and other Legal Requirements of any jurisdiction or Governmental Entity concerning competition, anti-trust or restrictions on trade practices that the parties reasonably determine to apply.

          (h) “Appointed Expert” shall mean a reputable independent Person with relevant expertise in the subject matter appointed with the Special Approval of the Board of Directors of the Company.
          (i) “Bank” shall have the meaning set forth in the Recitals.
          (j) “Bank Agreements” shall mean that certain Restructuring Agreement dated the date hereof (including the schedules and exhibits attached thereto) attached hereto as Exhibit J.
          (k) “Bank Debt” shall have the meaning set forth in Section 2.4(l) hereof.
          (l) “Bank Debt Certificate” shall have the meaning set forth in Section 2.4(l) hereof.
          (m) “Business Day” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions are authorized or obligated by law or executive order to close.
          (n) “Certificate of Adjustment” shall have the meaning set forth in Section 10.2(d) hereof.
          (o) “Charter Documents” shall have the meaning set forth in Section 3.1(b) hereof.
          (p) “Closing” shall have the meaning set forth in Section 2.2 hereof.
          (q) “Closing Date” shall have the meaning set forth in Section 2.2 hereof.
          (r) “Closing Warrants” means warrants to purchase 17,000,000 Company Shares, at an exercise price of $1.1794 per each share, in the form attached hereto as Exhibit B-1, but subject to adjustment as set forth therein.
          (s) “Company” shall have the meaning set forth in the recitals to this Agreement.
          (t) “Company Employee Plan” shall mean any plan, program, policy, practice, custom, Contract, agreement (other than Employment Agreements) or other arrangement applying to any group of employees and providing for compensation, severance, termination pay, deferred compensation, retirement benefits, manager’s insurance, provident or pension funds, performance awards, shares or equity-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded.
          (u) “Company General Meeting” shall have the meaning set forth in Section 6.1 hereof.
          (v) “Company General Meeting Notice” shall have the meaning set forth in Section 6.1 hereof.
          (w) “Company Group” shall mean collectively, the Company and its Subsidiaries.
          (x) “Company Intellectual Property” shall mean any and all Intellectual Property (including Company Registered Intellectual Property) and Intellectual Property Rights that are owned by, licensed to, or otherwise controlled or used by the Company or any member of the Company Group.

          (y) “Company IP Agreements” shall have the meaning set forth in Section 3.9(a) hereof.
          (z) “Company Material Adverse Effect” with respect to the Company Group, taken as a whole, means any change, event, fact, violation, inaccuracy, circumstance or effect that occurs, arises or is discovered or made known to the Investors (whether or not it was known to the Company at signing, and whether or not required to be disclosed in the Disclosure Schedule) during the period commencing on the date hereof and until Closing (each, an “Effect”) that, individually or taken together with all other Effects, has an extreme adverse or other exceptional impact on the condition (financial or otherwise), properties, assets (including intangible assets, but other than goodwill within the meaning of GAAP), liabilities, business, prospects, capitalization, operations or results of operations of the Company Group, taken as a whole; It being acknowledged that disclosure of facts duly made in the Disclosure Schedule shall be deemed to be known to the Investors on the date hereof.
          (aa) “Company Options” shall mean all issued and outstanding options (including commitments to grant options) to purchase or otherwise acquire Company Shares (whether or not vested) held by any person or entity, each of whom is listed on Section 3.2(c) of the Disclosure Schedule.
          (bb) “Company Product” shall have the meaning set forth in Section 3.10 hereof.
          (cc) “Company Registered Intellectual Property” shall have the meaning set forth in Section 3.9(a) hereof.
          (dd) “Company Shares” shall mean the Ordinary Shares, par value NIS 0.1 per share, of the Company.
          (ee) “Company Source Code” shall mean any source code for any Company Intellectual Property that is software and any proprietary or confidential information or algorithms related to such source code that are in human-readable form and any proprietary manufacturing or design files.
          (ff) “Company Warrants” means warrants to purchase Company Shares.
          (gg) “Contract” shall mean any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, benefit plan, obligation, commitment or undertaking of any nature.
          (hh) “Disclosure Schedule” shall have the meaning set forth in ARTICLE III.
          (ii) “DOJ” shall mean the United States Department of Justice.
          (jj) “DOL” shall mean the United States Department of Labor.
          (kk) “Employment Agreement” shall have the meaning set forth in Section 3.11(a)(i) hereof.
          (ll) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

          (mm) “Existing Bank Agreements” shall mean any and all agreements, understandings, arrangements, undertakings and others, between the Company Group and the Bank that are in effect on the date hereof, as listed in Section 3.11(a)(viii) of the Disclosure Schedule.
          (nn) “Extraordinary General Meeting” shall have the meaning set forth in the Israeli Companies Law.
          (oo) “Financial Certificate” means a certificate, duly executed by the Company, in a form reasonably satisfactory to the Investors, certifying the following amounts, each on a consolidated basis and to the Company’s Knowledge (it being acknowledged that such amounts are not audited and may be subject to changes resulting from the 2006 Audited Reports): (i) cash balances at the Company Group’s bank accounts as of not earlier than two Business Days prior to the date such certificate is to be delivered, (ii) gross accounts receivables aged by time (without accounting for any provisions for doubtful accounts) as of not earlier than 5 Business Days prior to the date such certificate is to be delivered, (iii) accounts payables (other than accrued expenses and liabilities) as of not earlier than 5 Business Days prior to the date such certificate is to be delivered (such terms in clauses (ii) and (iii) as defined under GAAP), and (iv) the Bank Debt and any other indebtedness for money borrowed by the Company Group from banks or other financial institutes as of not earlier than two Business Days prior to the date such certificate is to be delivered. For the purposes of this sub-section, “Business Day” shall mean each day that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the relevant jurisdiction.
          (pp) “FTC” shall mean the United States Federal Trade Commission.
          (qq) “GAAP” shall mean generally accepted accounting principles in the United States consistently applied.
          (rr) “Governmental Entity” shall have the meaning set forth in Section 3.5(b) hereof.
          (ss) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended
          (tt) “Inbound License Agreements” shall have the meaning set forth in Section 3.9(a) hereof.
          (uu) “Indebtedness” shall mean any principal, interest, premiums, fees, indemnifications, reimbursement, penalties, damages and other liabilities payable under the documentation governing any such indebtedness, in respect of all indebtedness of the Company Group for money borrowed from third parties, including (i) any obligation of, or any obligation guaranteed by, any member of the Company Group for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other instruments, (ii) all indebtedness of the Company Group due and owing with respect to letters of credit, surety bond, performance bond or other guarantee of contractual performance, (iii) any deferred payment obligation of, or any such obligation guaranteed by, any member of the Company Group for the payment of the purchase price of property or assets evidenced by a note or similar instrument, (iv) obligation of any member of the Company Group under interest rate and currency swaps, caps, floors, collars or similar agreements or arrangements intended to protect the Company Group against fluctuations in interest or currency rates.
          (vv) “Indemnification Order” shall have the meaning set forth in Section 10.6(a) hereof.
          (ww) “Independent Director(s)” shall have the meaning as set forth in the Rule 10A-(3)(b)(1) under the Exchange Act.

          (xx) “Institution” shall have the meaning set forth in Section 3.9(h) hereof.
          (yy) “Intellectual Property” shall mean any or all of the following (i) works of authorship including, without limitation, computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, databases and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, and (viii) any and all instantiations of the foregoing in any form and embodied in any media.
          (zz) “Intellectual Property Rights” shall mean all worldwide, whether common law or statutory rights in (i) all patents and patent applications; (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights; (iii) the protection of trade and industrial secrets and confidential information; (iv) licenses, right of use and other proprietary rights relating to Intellectual Property; (v) trademarks, trade names and service marks; (vi) analogous rights to those set forth above, and (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).
          (aaa) “Investor” shall mean each of the Investors and any successor or assignee thereof.
          (bbb) “Investors” shall mean as set forth in the recitals to this Agreement and any successor or assignee thereof.
          (ccc) “Investors’ Representative” shall mean as set forth in the recitals to this Agreement.
          (ddd) “Israeli Companies Law” shall mean the Israeli Companies Law, 5759-1999 together with the regulations promulgated thereunder, all as amended.
          (eee) “knowledge” or “known” shall mean, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (A) an individual, if used in reference to an individual or (B) with respect to any Person (other than the Company Group) that is not an individual, the officers, directors, legal and financial personnel of such Person, (C) with respect to the Company Group, the officers, directors, legal and financial officers of the Company (and, with respect to Section 3.7, additionally, the officers engaged in technology development activity for the Company Group) (the individuals specified in clause (B) are collectively referred to herein as the “Entity Representatives”). Any such individual or Entity Representative will have or be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is actually known to such Entity Representative or is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual or Entity Representative) in, or that have been in, the possession of such individual or Entity Representative; or (ii) such individual, when taking into account his or her position and responsibilities, should reasonably be expected to become aware of such fact or other matter in the course of conducting such reasonable inquiry.
          (fff) “Lease Agreements” shall have the meaning set forth in Section 3.8(a) hereof.
          (ggg) “Leased Real Property” shall have the meaning set forth in Section 3.8(a) hereof.

          (hhh) “Legal Requirements” shall mean any Israeli, U.S. federal, state or municipal or foreign law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
          (iii) “Legend Removal Date” shall have the meaning set forth in Section 5.4 hereof.
          (jjj) “Liability” shall mean with respect to any Person, any liability or obligation that is or should be recorded on the Company’s balance sheet as of the date hereof and in accordance with GAAP.
          (kkk) “Lien(s)” shall mean any mortgage, pledge, assessment, security interest, lease, lien, easement, covenant, condition, restriction, levy, charge, option, equity, restriction or other encumbrance of any kind, any conditional sale Contract, title retention Contract, voting Contract or Contract relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, co-sale rights or “drag-along” rights) of any capital stock of any member of the Company Group, or other Contract that give rise to any of the foregoing.
          (lll) “Material Company Intellectual Property” shall have the meaning set forth in Section 3.9(a) hereof.
          (mmm) “Material Contract” shall have the meaning set forth in Section 3.11(a) hereof.
          (nnn) “Material Customer” shall have the meaning set forth in Section 3.11(a)(xvi) hereof.
          (ooo) “Material Supplier” shall have the meaning set forth in Section 3.11(a)(xvii) hereof.
          (ppp) “member of the Company Group” shall mean each of the Company and its Subsidiaries.
          (qqq) “NIS” shall mean the New Israeli Shekel.
          (rrr) “Option Plans” shall mean each share option plan, program or arrangement of the Company Group, as amended from time to time, including those listed on Section 3.2(c)(2) of the Disclosure Schedule.
          (sss) “Outbound License Agreements” shall have the meaning set forth in Section 3.9(a) hereof.
          (ttt) “Permitted Transferee” shall refer, with respect to any Investor or subsequent assignee, to (1) its spouse, parents, siblings or lineal descendant, (2) its affiliate, (3) as to any Person which is a partnership, limited partnership or limited liability company, (i) any of its general and limited partners; (ii) any Person controlling or managing (as a general partner or otherwise) its limited or general partners, either directly or through an entity controlled by such person or entity; (iii) any entity (and its partners or members) managed by the same management company or managing general partner or by an entity which controls, is controlled by, or is under common control with, such management company or managing general partner; (iv) any Person (and its partners or members) which controls, is controlled by or is under common control with such Investor or subsequent assignee or the holders of interest in the entities set forth in items (i)-(ii), and (v) any entity over which such Investor or subsequent assignee (or its affiliates) exercises investment discretion or acts as a principal investment advisor, and any entity managed by any of the above said entities; (4) as to any Person which holds any securities or interests in a trust, the beneficiary or beneficiaries for whom such Person is holding in trust; or (5) the surviving entity in the merger of any such Person with another company, provided, in each case, that the Permitted Transferee has executed a written undertaking to comply with the provisions of this Agreement.
          (uuu) “Person” shall mean an individual, a corporation, a partnership, an association, a trust, an enterprise or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
          (vvv) “Personnel” shall have the meaning set forth in Section 3.9(d) hereof.
          (www) “Proxy” shall have the meaning set forth in the recitals to this Agreement.
          (xxx) “Proxy Statement” shall have the meaning set forth in Section 6.2 hereof.
          (yyy) “Price per Share” shall have the meaning set forth in Section 2.1 hereof.
          (zzz) “Purchased Securities” means the Purchased Shares, the Warrants and the Warrant Shares.
          (aaaa) “Purchased Shares” means 111,919,418 Company Shares (including the Redeemable A Shares, the Redeemable B Shares, and the Redeemable C Shares), and any additional Company Shares issued pursuant to ARTICLE X hereof.
          (bbbb) “Redeemable A Shares” means the amount of Company Shares out of the Purchased Shares, which may be redeemed as set forth and in accordance with the provisions of Section 10.3(b) hereof.
          (cccc) “Redeemable B Shares” means the amount of Company Shares out of the Purchased Shares, which may be redeemed as set forth and in accordance with the provisions of Section 10.3(c) hereof.
          (dddd) “Redeemable C Shares” means the amount of Company Shares out of the Purchased Shares, which may be redeemed as set forth and in accordance with the provisions of Section 10.3(e) hereof.
          (eeee) “Registered Intellectual Property” shall mean Intellectual Property and Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any state, government or other public or quasi-public legal authority and any divisions, continuations, renewals, reissuances and extensions of the foregoing, as applicable.
          (ffff) “Registration Rights Agreement” shall have the meaning set forth in Section 2.4(n) hereof.
          (gggg) “Regulatory Authorities” shall have the meaning set forth in Section 3.10 hereof.
          (hhhh) “Related Agreements” shall mean the Registration Rights Agreement, each Indemnity Agreement, the Warrants and any and all other agreements, instruments, certificates or other documents delivered by the Company in connection with the consummation of the transactions contemplated hereby.

          (iiii) “Relevant Amounts” shall have the meaning set forth in Section 10.2 hereof.
          (jjjj) “Required Company Shareholder Vote” shall have the meaning set forth in Section 3.4 hereof.
          (kkkk) “RTPL” means the Israeli Restrictive Trade Practices Law, 5748-1988 and the regulations promulgated thereunder.
          (llll) “SEC” shall mean the United States Securities and Exchange Commission.
          (mmmm) “Securities Act” shall mean the United States Securities Act of 1933, as amended.
          (nnnn) “Settlement Order” shall have the meaning set forth in Section 9.3 hereof.
          (oooo) “Shareholders Resolution” shall have the meaning set forth in Section 6.1(a) hereof.
          (pppp) “Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, testing scripts, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals, training materials and functional specifications or similar documentation included as part of any Outbound License Agreement, relating to any of the foregoing.
          (qqqq) “Special Approval” shall mean a resolution adopted or approved by the vote or written consent of the Board of Directors of the Company, upon affirmative recommendation of the Special Committee to adopt or approve the matter brought before the Board of the Directors of the Company, which recommendation has been approved by the Special Committee either by a unanimous written consent or in a meeting in which a quorum shall constitute the presence of a majority of the members of the Special Committee, provided that a majority of the members present are Independent Directors.
          (rrrr) “Special Committee” shall mean a committee of the Board of Directors of the Company established for the purpose of ARTICLE X (whether ad-hoc or as permanent committee) and that includes a majority of the Independent Directors. The provision of the Amended Articles relating to committees of the Board of Directors of the Company shall govern the Special Committee, subject to any provision contained in this Agreement.
          (ssss) “Subsidiary” shall mean, with respect to any Person, any other Person of which more than 50% of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors, or of other Persons performing similar functions, of such other Person is directly or indirectly owned or controlled by such Person, by one or more of such Person’s Subsidiaries (as defined in the preceding clause) or by such Person and any one or more of such Person’s Subsidiaries.
          (tttt) “Technology Systems” shall have the meaning set forth in Section 3.9(q) hereof.
          (uuuu) “Trade Secrets” shall have the meaning set forth in Section 3.9(d) hereof.

          (vvvv) “Transaction Expenses” shall mean all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the negotiation and effectuation of the terms and conditions of this Agreement, the transactions contemplated hereby and the Bank Agreements), whether or not paid, billed or accrued, including, without limitations, any fees and expenses of legal counsel and accountants, the amount of commission, fees and expenses payable to financial advisors, investment bankers and brokers of the Company Group notwithstanding any contingencies and any such fees incurred by any other Person that the Company has agreed are paid for or to be paid for by the Company, and any and all payments, expenses and costs caused to the Company Group pursuant to any Contract or Legal Requirement as a result of the execution and consummation of this Agreement and the transactions contemplated hereby.
          (wwww) “Transaction Expense Certificate” shall have the meaning set forth in Section 2.4(m) hereof.
          (xxxx) “Warrants” means the Closing Warrants and the Additional Warrants.
          (yyyy) “Warrant Shares” the Company’s shares issuable pursuant to the exercise of the Warrants.
     1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meanings throughout this Agreement.
     1.3 Other Definitional Provisions.
          (a) The words “herein,” “hereof,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
          (c) Unless otherwise noted, all references to “$” shall be nominated in U.S. dollars.
ARTICLE II
SALE AND PURCHASE OF SECURITIES
     2.1 Sale and Purchase of Purchased Securities. At the Closing and subject to the terms and conditions of this Agreement (including, without limitations, the payment in full by each Investor of the aggregate Price Per Share set forth opposite such Investor’s name on Schedule 1, and subject further to the adjustments set out in Section 2.6 hereof and ARTICLE X hereof), the Company will issue and sell to each Investor and each Investor will buy from the Company, severally and not jointly, (i) such number of Purchased Shares as listed opposite such Investor’s name on Schedule 1 attached hereto, in consideration for a price per Share of $1.0722 (the “Price Per Share”) (which is calculated based on 37,304,938 Company Shares (after excluding 35,527 Company Shares which are dormant shares) which, based on Section 3.2, is the number of Company Shares issued and outstanding immediately prior to the Closing and assuming an aggregate of 21,214,292 Company Options and Company Warrants which, based on Section 3.2, is the number of Company Options and Company Warrants outstanding immediately prior to Closing), (ii) such number of Closing Warrants as listed opposite such Investor’s name on Schedule 1 attached hereto, for no additional consideration; and (ii) such number of Additional Warrants as listed opposite such Investor’s name on Schedule 1 attached hereto, for no additional consideration. At the election of the Investors, the allocation among the Investors set forth in Schedule 1 may be modified prior to Closing. In the event that any Additional Warrant is exercised in accordance with its terms, then the Warrants Shares issued thereunder shall, from the date of exercise, be deemed to be Purchased Shares hereunder and shall be treated, for all purposes under this Agreement, including ARTICLE X, as Purchased Shares issued under this Agreement, and the party exercising such Additional Warrants shall, from the date of exercise, be deemed to be an Investor for all purposes under this Agreement.
     2.2 Closing. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the consummation of the sale of the Purchased Shares and Warrants (the “Closing”) will take place on the fifth Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE VII hereof, at the offices of Meitar, Liquornik, Geva & Leshem, Brandwein, Law Offices, 16 Abba Hillel Road, Ramat Gan, Israel, unless another time or place is mutually agreed upon in writing by the Investors’ Representative and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date”. All actions at the Closing and all transactions occurring at the Closing shall be deemed to take place simultaneously and no transactions shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered.
     2.3 Investors’ Deliveries at the Closing. At the Closing, each Investor, severally and not jointly, shall transfer or deliver, or cause to be transferred or delivered to the Company, the following:
          (a) By wire transfers of immediately available funds to an account designated by the Company in writing prior to the Closing Date, the aggregate Price Per Share for the Purchased Shares purchased by such Investor as set forth in Schedule 1 attached hereto.
          (b) Duly executed resolutions of the relevant corporate organs of such Investor approving this Agreement and the transactions contemplated hereby, and the Related Agreements to which such Investor is a party.
          (c) A counterpart of the Registration Rights Agreement between the Company, the Investors and the Bank, in the form attached hereto as Exhibit F (the “Registration Rights Agreement”) duly executed by such Investor.
     2.4 Company’s Deliveries at the Closing. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to the Investors the following:
          (a) A certificate, dated as of the Closing Date, duly executed on behalf of the Company by its Chief Executive Officer, in his capacity as an officer of the Company, certifying: (i) as to the fulfillment of the conditions specified in Section 7.2(c) hereof, and (ii) the aggregate number of Company Shares, Company Options and Company Warrants issued and outstanding immediately prior to the Closing;
          (b) A Financial Certificate dated as of the Closing;
          (c) A certificate, dated as of the Closing Date and duly executed on behalf of the Company by its Secretary, in his capacity as an officer of the Company, certifying (i) the Amended Articles of Association, in the form attached hereto as Exhibits C (the “Amended Articles”), as the Articles of the Company in effect, (ii) that the resolutions of the Board of Directors of the Company, attached hereto as Exhibit D, whereby this Agreement, the Related Agreements, the transactions contemplated hereby and thereby and the Bank Agreements were approved, were not revoked or amended since their adoption, (iii) that the Shareholders’ Resolutions approved at the Company General Meeting were not revoked or amended since their adoption, and (iv) the incumbency of each of the Company’s officers authorized to sign, on behalf of the Company, this Agreement, the Related Agreements and any agreements, instruments, documents and certificates executed or to be executed and delivered by the Company pursuant hereto or thereto;

          (d) Duly executed minutes of the Company General Meeting whereby the Shareholders’ Resolutions were approved by the Required Company Shareholder Vote;
          (e) Duly executed shares certificate(s) registered in the name of each of the Investors representing the number of Purchased Shares purchased by such Investor as set forth on Schedule 1 attached hereto;
          (f) A true copy of the Company’s share register whereby each Investor was registered as the holder of the Purchased Shares purchased by it under this Agreement;
          (g) Warrant(s) in the name of each Investor representing the number of Warrant Shares set forth opposite such Investor’s name on Schedule 1 hereto;
          (h) Written opinion from legal counsel to the Company dated as of the Closing Date and addressed to the Investors, in the form attached hereto as on Exhibit E;
          (i) Evidence reasonably satisfactory to the Investors that, effective as of immediately after Closing, all directors other than the External Directors (as such term is defined under the Israeli Companies Law) have resigned from their service as directors of the Company, effective as of Closing Date and evidence reasonably satisfactory to the Investors that the individuals set forth on Exhibit I hereof have been duly appointed as directors of the Company, effective as of immediately after Closing Date;
          (j) Evidence reasonably satisfactory to the Investors that the Amended Articles, including the increase of the Company’s registered share capital to NIS70,000,000 consisting of 700,000,000 Company Shares, have been adopted and are in full force and effect, as well as a copy of the notice to the Registrar of Companies, duly notifying of the adoption of the Amended Articles and increase of registered share capital, and stamped for acknowledgement of receipt by the Registrar of Companies;
          (k) Certificate(s) from the secretary of the state in which Lumenis Holdings Inc. and Lumenis Inc. are incorporated, dated within five days prior to the Closing Date, certifying that it is validly existing or in good standing;
          (l) Certificate from the Bank, in a form reasonably satisfactory to the Investors, certifying the amounts of all outstanding Indebtedness owed by any member of the Company Group to the Bank and each of its Subsidiaries and affiliates (but without giving effect to any amount that is to be repaid or forgiven in connection with the transaction contemplated hereby) (the “Bank Debt”), as of not earlier than one day prior to the Closing Date (the “Bank Debt Certificate”);
          (m) A certificate executed by the Chief Executive Officer of the Company, in the form and substance satisfactory to the Investors, setting forth the approximate aggregate expense or liability for Transaction Expenses (whether or not paid by the Company through such date) (the “Transaction Expense Certificate”);
          (n) A counterpart of the Registration Rights Agreement between the Company, the Investors and the Bank, in the form attached hereto as Exhibit F (the “Registration Rights Agreement”) duly executed by the Company and all other parties thereto (other than the Investors);
          (o) A copy of the approval of the transactions contemplated by this Agreement from each of the Office of the Chief Scientist and the Investment Center at the Ministry of Industry, Trade and Labor, the Commissioner of Restrictive Trade Practices, and from such other Governmental Entity as required pursuant to Legal Requirements for the consummation of the transactions contemplated hereby; and

          (p) A counterpart of the Indemnity Agreement between the Company and each of the directors nominated by the Investors and appointed at the Company General Meeting, in the form attached hereto as Exhibit G-1 (the “Indemnity Agreement”) and a counterpart of the Indemnity Agreement between the Company and each of the existing directors and officers which are listed in Exhibit G-2, in each case, duly executed by the Company.
     2.5 Recapitalization Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Shares occurring after the date hereof and prior to the Closing, all references in this Agreement to specified numbers of shares and all calculations provided for that are based upon numbers of shares of any class or series (including, without limitation, price per share and exercise price) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
     2.6 Closing Adjustment. Notwithstanding Sections 2.1 hereof, in the event that the certificate delivered pursuant to Section 2.4(a) states an aggregate number of Company Shares issued and outstanding immediately prior to the Closing in excess of 37,304,938 Company Shares (after excluding 35,527 Company Shares which are dormant shares) then:
          (a) the price per share according to which the Purchased Shares shall be sold and purchased at the Closing shall be adjusted to a price (rounded to 4 decimals points), equal to (i) $40,000,000, divided by (ii) the aggregate number of Company Shares issued and outstanding immediately prior to the Closing as stated in the certificate delivered pursuant to Section 2.4(a) (and any reference in this Agreement to the Price Per Share, shall mean as adjusted by this Section 2.6(a));
          (b) the number of Purchased Shares to be issued to each Investor at the Closing shall be adjusted to a number equal to the aggregate Price Per Share set forth opposite such Investor’s name on Schedule 1 divided by the Price Per Share (as adjusted pursuant to Section 2.6(a)), rounded to the nearest whole number (and any reference in this Agreement to the Purchased Shares, shall mean as adjusted by this Section 2.6(b)). Upon adjustment of the number of Purchased Shares in accordance with the preceding sentence Schedule 1 attached hereto shall automatically be amended to reflect such adjusted number and any reference in this Agreement to the number of Purchased Shares purchased by any Investor or to Schedule 1, shall refer to such number of shares as adjusted and such schedule as amended by this Section 2.6(b); and
          (c) the exercise price per Warrant Share under the Additional Warrants shall be equal to the Price Per Share (as adjusted pursuant to Section 2.6(a)) and the exercise per Warrant Share under the Closing Warrants shall be equal to the Price Per Share (as adjusted pursuant to Section 2.6(a)) multiplied by 1.1, rounded to the 4 decimal points.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Subject to the disclosures set forth in the disclosure schedule to be delivered by the Company to the Investors at the Closing, attached hereto as Exhibit H (the “Disclosure Schedule”) (each of which disclosures, shall clearly indicate the Section and, if applicable, the Subsection of this Article III to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to the Investors under this Article III), the Company hereby represents and warrants, on behalf of and with respect to each member of the Company Group, to the Investors, as follows:

     3.1 Organization of the Company
          (a) Other than as listed in Section 3.1(a)(1) of the Disclosure Schedule, each member of the Company Group is a corporation duly organized, validly existing and, to the extent that such jurisdiction recognizes the concept of good standing, in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite power and authority to own its properties and to carry on its business as currently conducted. Each member of the Company Group is duly qualified or licensed to do business and, to the extent that such jurisdiction recognizes the concept of good standing, in good standing as a foreign corporation or business entity in each jurisdiction in which the failure to be so qualified or licensed would reasonably be expected to be material to any Subsidiary that is material to the business of the Company Group as a whole. Section 3.1(a) (2) of the Disclosure Schedule also lists every state or foreign jurisdiction in which any member of the Company Group has employees or facilities, or otherwise has direct presence in carrying on business.
          (b) The Company made available to the Investors a true and correct copy of its Memorandum of Association and Articles of Association, as in effect on the date hereof (collectively, the “Charter Documents”), and, except as listed in Section 3.1(b) of the Disclosure Schedule, a complete and correct copy of the equivalent organizational documents of each of its Subsidiaries as requested by the Investors, each as in effect on the date hereof. Such Charter Documents and equivalent organizational documents of each such Company’s Subsidiaries are in full force and effect. No member of the Company Group is in material violation of any of the provisions its Charter Documents, or equivalent organizational documents, as the case may be, except for the requirement to prepare audited financial statements, if applicable. As of Closing, the Amended Articles shall have been duly approved and adopted by all necessary corporate action and shall be valid and in full force and effect.
          (c) Section 3.1(c) of the Disclosure Schedule lists the directors and officers of each member of the Company Group as of the date hereof.
          (d) The Company is not and shall not be as of immediately after Closing, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder. The Company is not currently required to file and furnish any documents, reports, certifications or statements under the Exchange Act, the Securities Act or any rules and regulations of the SEC promulgated thereunder, but is required, no later than April 30, 2007 (or any other date as shall be agreed with the SEC), to comply with the requirements that the Company Shares shall be registered pursuant to Section 12(g) of the Exchange Act.
     3.2 Company Capital Structure
          (a) The registered share capital of the Company is NIS 10,000,000 divided into 100,000,000 Company Shares, of which 37,304,938 Company Shares are issued and outstanding as of the date hereof and 35,527 Company Shares are dormant shares. The registered share capital of the Company as of immediately prior to Closing is NIS 10,000,000 divided into 100,000,000 Company Shares. The aggregate number of Company Shares issued and outstanding as of immediately prior to the Closing is as stated in the certificate delivered pursuant to Section 2.4(a). Other than as set forth on Section 3.2(a)(1) of the Disclosure Schedule or in this Section 3.2(a), no Company Shares are dormant shares and no shares are held in treasury by any member of the Company Group. All outstanding Company Shares, when issued, were duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Charter Documents of the Company, or any agreement to which the Company is or was a party or by which it is or was bound, that were not complied with or waived. No holder of Company Shares is in default in payment of any sum referred to in Article 32(a) of the Charter Documents. All outstanding Company Shares, Company Options and Company Warrants have been issued or repurchased (in the case of shares that were outstanding and repurchased by any member of the Company Group) (X) in compliance with all applicable securities laws and other applicable Legal Requirements, and (Y) in material compliance with all applicable requirements set forth in Contracts. The Company has not, and will not have, suffered or incurred any Liability relating to or arising out of the issuance or repurchase of any Company Shares, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement), which Liabilities have not been fully satisfied and fulfilled. There are no declared or accrued but unpaid dividends with respect to any Company Shares. Except for the Proxy and proxies given by beneficial holders of Company Shares holding such shares through brokers, authorizing their brokers to vote such Company Shares, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting shares of any member of the Company Group to which the Company is a party or by which it is bound, or of which the Company has knowledge. To the Company’s Knowledge, and other than as listed in Section 3.2(a)(2) of the Disclosure Schedule, there are no agreements to which any member of the Company Group is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any capital stock of any member of the Company Group, other than under the Existing Bank Agreements (which shall have been terminated by and superseded with the Registration Rights Agreement).
          (b) The Purchased Shares and the Warrants Shares have been duly authorized and, when issued, delivered and paid for in the manner set forth in this Agreement or, with respect to the Warrant Shares, in the manner set forth in the Warrant, will be validly issued, fully paid, nonassessable, free and clear of all Liens and duly registered in the name of each Investor in the Company’s share register. On the Closing Date the Company shall have reserved from its duly authorized share capital the maximum number of Company Shares for issuance of the Warrant Shares. The Purchased Shares and the Warrants Shares will have the rights, preferences, privileges and restrictions set forth in the Amended Articles, as amended from time to time. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby will not obligate the Company to issue Company Shares or other securities to any other person or entity and will not result in the adjustment of, or give rise to a right to adjust, the exercise, conversion, exchange or reset price or any other term of any outstanding security. The Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any person or entity the right to receive or purchase any equity interest in the Company upon the occurrence of certain events.
          (c) Other than as described in Section 3.2(c)(1) of the Disclosure Schedule, true, correct and complete copies of each Option Plan, and the forms of all Contracts and instruments relating to or issued under each Option Plan have been made available to the Investors, and such Option Plan and Contracts have not been amended, modified or supplemented since being made available to the Investors, and there are no agreements, understandings or commitments to amend, modify or supplement such plans or Contracts in any case from those made available to the Investors. Except for the Option Plans listed on Section 3.2(c) (2) of the Disclosure Schedule, no member of the Company Group has adopted, sponsored or maintained any stock option plan or any other plan, agreement or arrangement providing for equity compensation to any Person. Except for the Company Options granted under the Option Plans as listed on Section 3.2(c)(1) of the Disclosure Schedule, the Company has reserved an aggregate amount of 17,000,000 Company Shares for issuance under the Option Plans upon the exercise of Company Options, of which: (i) 11,963,242 Company Shares are subject to outstanding and unexercised Company Options, as of the date hereof; (ii) 748,056 Company Shares are subject to vested, outstanding, unexpired and unexercised Company Options (after giving effect to any acceleration as a result of or which may be triggered by this Agreement and the consummation of the transactions contemplated hereby); and (iii) 5,036,758 Company Shares remain available for issuance thereunder. Section 3.2(c) (3) of the Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all holders of outstanding Company Options, the number of Company Shares underlying such Company Options, the date of grant, the exercise price, the vesting schedule of such Company Options (and the terms of any acceleration thereof), the term of each such Company Option and the Option Plan under which it was granted.
          (d) Section 3.2(d) of the Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all holders of outstanding Company Warrants, including the number of shares and type of Company Shares subject to each such warrant, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share and the term of each such warrant.
          (e) Other than as set forth in Sections 3.2(a) , 3.2(c) and 3.2(d) of the Disclosure Schedule, such securities of its Subsidiaries held by the Company as listed on Section 3.3 of the Disclosure Schedule and the transactions contemplated by this Agreement, there are no (i) securities of any member of the Company Group authorized, convertible into or exchangeable for shares of capital stock or voting securities of any member of the Company Group, (ii) options, warrants, calls, rights, convertible securities or other rights to acquire from any member of the Company Group, and no obligation of any member of the Company Group to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, now or in the future, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any member of the Company Group, and (iii) equity equivalents, phantom or notional equity interests, interests in the ownership, earnings or price per security of any member of the Company Group or other similar rights.
          (f) No bonds, debentures, notes or other indebtedness of any member of the Company Group (i) granting the holder thereof the right to vote on any matters on which shareholders may vote (or which is in convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting share capital of the Company, are issued or outstanding as of the date hereof.
          (g) Except for Section 3.2(g) of the Disclosure Schedule, no member of the Company Group has agreed, is obligated to make, or is bound by any Contract under which it may become obligated to make any future investment in, or capital contribution to, any Person (other than the Company in its Subsidiaries).
     3.3 Subsidiaries. Section 3.3 of the Disclosure Schedule lists, to the Company’s Knowledge, each of the Company’s Subsidiaries as of the date hereof, the jurisdiction of incorporation or formation of each such Subsidiary, the authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of the Company. To the Company’s Knowledge, all outstanding shares of the capital stock of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid, non-assessable and were issued in compliance with all applicable securities laws and other applicable Legal Requirements, and to the Company’s Knowledge, all such shares are owned by the Company, beneficially and of record, in each case, free and clear of all Liens, except for Liens under the Existing Bank Agreements. Except as set forth in Section 3.3 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries own, to the Company’s Knowledge, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable for, any equity or similar interest in, any corporation, partnership, joint venture or other similar business association or entity.
     3.4 Authority.
          (a) The Company has all requisite corporate power and authority to enter into this Agreement, the Bank Agreements and any Related Agreements to which it is a party and, subject to obtaining the Required Company Shareholder Vote with respect to this Agreement and the Related Agreements, to consummate the transactions contemplated by this Agreement, the Related Agreements and the Bank Agreements. The execution and delivery of this Agreement, the Bank Agreements and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement, the Related Agreements and the Bank Agreements have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement, the Bank Agreements and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject to obtaining the approval by the Required Company Shareholder Vote of the this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby.
          (b) The sufficient vote necessary to approve the Shareholders’ Resolution is the affirmative vote of a majority of the voting power of the Company Shares present and voting thereon at the Company General Meeting at which a quorum is present, except that with respect to appointment of external directors the necessary vote is the affirmative vote of a majority of the voting power of the Company Shares present and voting thereon at the Company General Meeting, provided that either (i) such majority includes at least one-third (1\3) of the Company Shares of those shareholders that are not “controlling shareholders”, as such term is defined under the Companies Law, who are present in person or by proxy and vote on such proposal, or (ii) the total Company Shares voted against such proposal by those shareholders that are not “controlling shareholders” does not exceed 1 per cent of all the voting power in the Company (the “Required Company Shareholder Vote”). No shareholder vote or consent is required in order to approve the Bank Agreements. The quorum required for holding the Company General Meeting is two or more holders of Company Shares (not in default in payment of any sum referred to in Article 32(a) of the Charter Documents), present in person or by proxy, and holding Company Shares conferring in the aggregate at least thirty three and a third percent (33 1/3%) of the voting power of the Company. Other than the consent of the Bank pursuant to the Bank Existing Agreements (which consent has been obtained prior to or on the date hereof), no vote (whether statutory or contractual) of: (i) any creditor of the Company, (ii) any holder of any Company Options or Company Warrants, or (iii) any shareholders of the Company’s Subsidiaries, is necessary in order to approve this Agreement, the Bank Agreements and the Related Agreements, or to approve or permit the consummation of the transactions contemplated hereby and thereby.
          (c) The Board of Directors of the Company, by resolutions duly adopted at a duly held meeting (and not thereafter modified or rescinded) by the vote of the Board of Directors of the Company, has (i) determined that it is in the best interests of the Company to enter into, deliver and perform this Agreement and the transactions contemplated hereby; (ii) approved and adopted this Agreement, the Bank Agreements the Related Agreements, and the transactions contemplated hereby and thereby; (iii) recommended the amendment and replacement of the Company’s Articles of Association with the Amended Articles, and (iv) directed that this Agreement, the adoption of the Amended Articles, the Related Agreements, and the transactions contemplated hereby and thereby be submitted to the shareholders of the Company vote and recommended that the Company’s shareholders grant such approval.
          (d) This Agreement has been, and each of the Bank Agreements and Related Agreements to which the Company is a party will be as of their dates of execution, duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
          (e) Each of the Proxies constitutes an instrument that is valid and binding on the Company for the appointment of a proxy by each of the Persons executing such Proxy so that only the Person designated in such Proxy as the proxyholder shall be counted as part of the quorum of and be entitled to vote at the Company General Meeting in respect of the Company Shares represented by such Proxy, in lieu of the holder thereof.

     3.5 No Conflicts; Consents.
          (a) The execution, delivery and performance by the Company of this Agreement, the Bank Agreements and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or, other than as described in Section 3.5(a) of the Disclosure Schedule, acceleration of any obligation or loss of any benefit under (i) any provision of the Charter Documents of the Company or the equivalent organizational documents of any of the Company’s Subsidiaries, subject to obtaining the Required Company Shareholder Vote, (ii) any law, rule, regulation, order, judgment or decree applicable to any member of the Company Group or by which any of its material properties is bound or affected, subject to obtaining the Required Company Shareholder Vote, or (iii) any material Contract (other than the Bank’s consent as required pursuant to the Bank Existing Agreements, which consent has been obtained prior to or on the date hereof). Assuming the receipt of the consent of the Bank as required under the Bank Existing Agreements and other than the grant of Liens to the Bank under the Bank Agreements, the execution and delivery by the Company of this Agreement, and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in the creation of any Lien on any of the properties or assets of any member of the Company Group.
          (b) Other than as listed in Section 3.5(b) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement, the Bank Agreements and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not require any consent, waiver, approval, order or authorization or permit of, declaration or filing with or notification to, any United States, Israeli, or foreign court, administrative agency, commission, federal, states, local, governmental or regulatory authority (a “Governmental Entity”) with respect to any member of the Company Group, except for: notifications and approvals under Antitrust Laws.
     3.6 Debts; Undisclosed Liabilities.
          (a) No member of the Company Group has any Indebtedness other than the Bank Debt in the amount set forth in the Bank Debt Certificate as of the Closing.
          (b) To the Knowledge of the Company, no member of the Company Group has any Liabilities of any type other than those which are (i) listed on Section 3.6(b) of the Disclosure Schedule, (ii) disclosed under any other Section of the Disclosure Schedule, or (iii) have arisen in the ordinary course of business.
          (c) Section 3.6(c) of the Disclosure Schedule sets forth the information contained in the Financial Certificate, as if such certificate is delivered on the date hereof.
     3.7 Restrictions on Business Activities. Other than as listed in Section 3.7 of the Disclosure Schedule, there is no Contract, judgment, permanent or temporary injunction, order or decree to which any member of the Company Group is a party or otherwise binding upon any member of the Company Group which has the effect of prohibiting, limiting, restricting or impairing, in any material respects, any business practice of the Company Group in any of its product lines, any acquisition of property (tangible or intangible) by any member of the Company Group, the conduct of business by the Company Group in any of its product lines, or otherwise limiting the freedom of the Company Group to engage in any of its product lines or to compete with any Person in each case, in any material respect. Without limiting the generality of the foregoing and other than as listed in Section 3.7 of the Disclosure Schedule, no member of the Company Group has entered into any agreement under which the Company Group is restricted, in any material respect, from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, which restriction is material to the Company Group in any of its product lines.
     3.8 Title to Properties and Assets.
          (a) Each member of the Company Group has good and valid title to all of their respective material properties, and interests in material properties and assets, real and personal, or, with respect to material leased properties and assets, valid leasehold interests in such properties and assets which afford such member of the Company Group valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Liens, except such imperfections of title and non-monetary Liens as do not and will not detract, in any material respect, from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair, in any material respect, business operations involving such properties and except for Liens under the Existing Bank Agreements.
          (b) The plant, property and equipment of each member of the Company Group that are used in and any material for the operations of their respective businesses are (i) adequate for the conduct of the business of the Company Group as currently conducted and as currently proposed to be conducted, (ii) in good operating condition and repair, regularly and properly maintained, subject to normal wear and tear, and (ii) not obsolete, or in need of renewal or replacement, except for obsolete, renewal or replacement in the ordinary course of business, consistent with past practice.
          (c) Section 3.8(c) (1) of the Disclosure Schedule, lists the real property owned by any member of the Company Group. Section 3.8(c) (2) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from any member of the Company Group or otherwise used or occupied by any member of the Company Group for the operation of its business (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto (the “Lease Agreements”) and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder. To the Knowledge of the Company, all such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or Lien, any rental that is past due, or any event of material default and after giving effect to any grace period (or event which with notice or lapse of time, or both, would constitute such default). To the Knowledge of the Company, no member of the Company Group has received any written notice of a material default, alleged material failure to perform, or any material offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Leased Real Property is in good operating condition and repair, subject to normal wear and tear, and otherwise suitable for the conduct of the business of the Company Group as currently conducted in all material respects. To Company’s Knowledge, and other than as listed in Section 3.8(c) (3) of the Disclosure Schedule, the operation of the members of the Company Group on the Leased Real Property does not violate any applicable building code, zoning requirement or statute relating to such property or operations thereon in any material respect, and any such non-violation is not dependent on so-called non-conforming use exceptions.
     3.9 Intellectual Property.
          (a) Section 3.9(a) of the Disclosure Schedule sets forth (i) a complete and accurate list, together with registration or application numbers, jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made, and filing, registration or issuance dates, as applicable, of all Registered Intellectual Property owned by, or filed, in whole or in part, in the name of, any member of the Company Group (collectively, the “Company Registered Intellectual Property”), (ii) list of all Contracts currently in effect granting to any member of the Company Group any right to use or practice any Intellectual Property (or any portion thereof) material to the conduct of the business of the Company Group (other than software which is available as a non-development product, or licensed by any Person, in the general commercial marketplace), indicating for each the title and the parties thereto (collectively, the “Inbound License Agreements”); and (iii) a list of all Contracts currently in effect and under which the Company or any member of the Company Group has granted or are obligated to grant licenses to use or practice any rights relating to any Company Intellectual Property (or any portion thereof), indicating for each the title and the parties thereto (collectively, the “Outbound License Agreements” and together with the Inbound License Agreements, the “Company IP Agreements”). No member of the Company Group has licensed, granted or otherwise allowed any third party to use or practice any material rights relating to any Company Intellectual Property (or any portion thereof) without a written Outbound License Agreement.
          (b) The Company Group (i) is the owner of all right, title and interest in and to each Company Registered Intellectual Property and each material Company Intellectual Property required for the conduct of the business of the Company Group (together the “Material Company Intellectual Property”) free and clear of all Liens, other than as disclosed in Section 3.8(c)(b)(1) of the Disclosure Schedule, and, to the Company’s Knowledge, no member of the Company Group has received any notice or claim challenging any member of the Company Group’s complete and exclusive ownership of the Material Company Intellectual Property or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto, is there any basis for any of the foregoing, or (ii) has, other than as listed in Section 3.8(c)(b)(2) of the Disclosure Schedule, exclusively all legal rights and licenses with respect to such Material Company Intellectual Property, free and clear of royalties. To the Company’s Knowledge, each item of Material Company Intellectual Property is valid, subsisting and in full force and effect and has not been abandoned or passed into the public domain.
          (c) To the Company’s Knowledge, and except as set forth ins Section 3.9(c) of the Disclosure Schedule, no member of the Company Group has received any notice or claim challenging or questioning the validity or enforceability of any Company Registered Intellectual Property or indicating an intention on the part of any Person to bring a claim that any Company Registered Intellectual Property is invalid, unenforceable or has been misused.
          (d) To the Knowledge of the Company, the Company Group has taken all reasonable steps to protect its rights in confidential information and proprietary information, including, without limitation, any idea, formula, algorithm, design, pattern, unpublished patent application, compilation, program, specification, data, device, method, technique, process or other know-how as well as any other financial, marketing, customer, pricing and cost confidential and proprietary information related to its business, that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use (collectively, the “Trade Secrets”). To the Knowledge of the Company, no material Trade Secret of the Company Group has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects the Company Group’s proprietary interests in and to such Trade Secrets. Without limiting the generality of the foregoing, and to the Knowledge of the Company, all employees of the Company Group and all representatives, agents and independent contractors of the Company Group who have contributed to or participated in the creation, conception, reduction to practice, or development of the Company Intellectual Property (collectively, “Personnel”) have executed and delivered to the Company a proprietary information, confidentiality and assignment agreement, (i) restricting such Personnel’s right to disclose proprietary information of the Company, and (ii) according and assigning to the Company Group full, effective, exclusive and original ownership of all rights in any derived Intellectual Property and Intellectual Property Rights.
          (e) Section 3.9(e) of the Disclosure Schedule contains a complete list of all Contracts pursuant to which any member of the Company Group is a party under which such member has (i) assigned or transferred, or has agreed to assign or transfer any Material Company Intellectual

Property to any other Person, (ii) granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Material Company Intellectual Property, to any other Person, or (iii) agreed to indemnify, hold harmless, defend, guarantee or otherwise assume any obligation or Liability with respect to the infringement or misappropriation of any Intellectual Property or Intellectual Property Right other than to purchasers, vendors and suppliers of the Company Group’s products in the ordinary course of business.
          (f) The Material Company Intellectual Property and the Inbound License Agreements constitute all of the Intellectual Property and Intellectual Property Rights used in, necessary for or which otherwise would be infringed by the conduct of the business of the Company Group.
          (g) To the Knowledge of the Company, and except as set forth in Section 3.9(g) of the Disclosure Schedule, no member of the Company Group is infringing or misappropriating, or received any notice, claim or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement or misappropriation of any Intellectual Property or Intellectual Property Rights owned or used by any other Person (nor does the Company have Knowledge of any basis therefor), which may materially affect any product line of the Company Group. To the Knowledge of the Company, no other Person is infringing or misappropriating any Company Intellectual Property and no claims of any of the foregoing have been brought against any Person by any member of the Company Group that have not been settled. There are no material defaults or threatened defaults by any member of the Company Group with respect to any material Company IP Agreement or any other party to such agreement, other than as set forth in Section 3.8(c)(g) of the Disclosure Schedule. There are no material disputes regarding the scope of any Company IP Agreement, or performance under such agreement, including with respect to any payments to be made or received by any member of the Company Group thereunder, other than in connection with the Liabilities listed in Section 3.6(b) of the Disclosure Schedule.
          (h) Section 3.9(h) of the Disclosure Schedule lists all items of the Company Intellectual Property as of the date hereof which were developed with (x) funding, facilities or resources provided by or are subject to restriction, constraint, control, supervision, or limitation imposed by any Governmental Entity or quasi-Governmental Entity, or (y) funding, facilities or resources provided by or are subject to restriction, constraint, control, supervision, or limitation imposed by a university, college, educational institution, research center, foundation or similar institution (collectively, an “Institution”). Except as set forth in Section 3.9(h) of the Disclosure Schedule, to the Company’s Knowledge (i) all Material Company Intellectual Property is freely transferable, conveyable, and/or assignable by the Company Group to any entity located in any jurisdiction in the world without any restriction, constraint, control, supervision, or limitation whatsoever that could be imposed by any Governmental Entity, quasi-Governmental Entity or Institution in accordance with all applicable Legal Requirements, (ii) other than export or import controls generally imposed by any Governmental Entity or quasi-Governmental Entity on companies in the Company Group’s particular field of business subject to the applicable jurisdiction solely by virtue of participation in the particular field of business in such jurisdiction, no restriction, constraint, control, supervision, or limitation whatsoever has been or may be (under applicable Legal Requirements) imposed by any Governmental Entity, quasi-Governmental Entity or Institution on the place, method and scope of exploitation of any Company Intellectual Property, including the operation of the business of the Company Group as currently conducted and as currently proposed to be conducted, including, without limitation, the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any products, technologies or services of any member of the Company Group and any products, technology or services currently under development by any member of the Company Group, and (iii) to the Company’s Knowledge, no Governmental Entity, quasi-Governmental Entity or Institution has any claim or right in or to any Material Company Intellectual Property.

          (i) Neither this Agreement nor the transactions contemplated hereby will result in: (i) any member of the Company Group granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) any member of the Company Group being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its business, (iii) any member of the Company Group being obligated to pay any royalties or other material amounts to any third party in excess of those payable by the Company Group in the absence of this Agreement or the transactions contemplated hereby, or (iv) any loss of rights to, or the diminishment in value of, any Material Company Intellectual Property.
          (j) Other than as listed in Section 3.8(c)(j) of the Disclosure Schedule, no Material Company Intellectual Property, product, technology, or service offered or owned by the Company is subject to any Liens or proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Material Company Registered Intellectual Property, product, technology or service.
          (k) To the Knowledge of the Company, each member of the Company Group has complied with all material Legal Requirements and its internal privacy policies relating to (a) the privacy of users of its products, services, and Web sites and (b) the collection, storage, and transfer of any personally identifiable information collected by or on behalf of any member of the Company Group.
          (l) To the Knowledge of the Company, no member of the Company Group nor any Person acting on its behalf, has disclosed delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) has resulted, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of any member of the Company Group of any Company Source Code.
          (m) No member of the Company Group has intentionally incorporated any disabling device or mechanism in any of the Company Intellectual Property, and the Company Intellectual Property is not aware of any viruses, worms, Trojan horses, time bombs, drop dead devices and other material known contaminants, as well as any bugs, errors or problems, that would (i) disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which any Company Intellectual Property is stored or installed, (ii) damage or destroy any data or file without the user’s consent; or (iii) otherwise have an adverse impact on the operation of the business of the Company Group, in each of its product lines.
          (n) Other than as listed in Section 3.8(c)(n) of the Disclosure Schedule, to the Knowledge of the Company, each member of the Company Group has obtained all material approvals necessary for the exporting from the country in which any product is manufactured and the importing to the country in which such product is directed, in accordance with all applicable export and import control regulations in any material respect, and to the Knowledge of the Company, all such export and import approvals throughout the world are valid, current, outstanding and in full force and effect, other than such approvals which should not have a material impact on any product line of the Company Group.
          (o) There are no proceedings, including, but not limited to, any interference, reexamination, cancellation, or opposition proceeding, or any currently pending or, to the Knowledge of the Company, threatened suit, action, or proceeding arising out of a right or claimed right of any person, before any Governmental Authority (including before the United States Patent and Trademark Office or its equivalents) anywhere in the world related to any Material Company Intellectual

Property (including any Company Registered Intellectual Property), that have a material impact on any product line of the Company Group.
          (p) All Company Registered Intellectual Property is valid and in full force and was filed and prosecuted in good faith. All necessary registration, maintenance and renewal fees in connection with Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Authority (including the United States Patent and Trademark Office, the U.S. Copyright Office or their respective counterparts in any relevant jurisdiction, as the case may be) for the purposes of maintaining such Company Registered Intellectual Property. To the maximum extent provided for by, and in accordance with, applicable Legal Requirements, Company has recorded in a timely manner each such assignment of Company Registered Intellectual Property assigned to Company with the relevant Governmental Authority.
          (q) The electronic data processing, information, record keeping, communications, telecommunications, and computer systems of the Company Group are adequate, in all material respects, for the operation of the business of the Company Group as currently conducted and as currently proposed to be conducted, and there has not been any material malfunction with respect to any such systems that has not been remedied in all material respects.
          (r) The Company Intellectual Property owned or purported to be owned by the Company Group, was either (i) developed by employees of the Company Group within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company Group pursuant to written agreements; or (iii) otherwise acquired by the Company Group from a third party. To the Company’s Knowledge, and other than as listed in Section 3.8(c)(r) of the Disclosure Schedule, the Material Company Intellectual Property does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property or Intellectual Property Rights of any Person other than the Company Group, except for such environments that embody development environments obtained by any member of the Company Group from other Persons who make such materials or development environments generally available on non-discriminatory commercial terms.
          (s) Other than as listed in Section 3.9(s) of the Disclosure Schedule, none of the existing and currently manufactured and marketed Software product of the Company Group contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software or similar licensing or distribution models (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License including, without limitations, Software that requires as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from or distributed with such Software be disclosed or distributed in source code form, licensed for the purpose of making derivative works, or redistributable at no charge.
          (t) There are no liquidated damages, credits or other amounts due to any third party pursuant to any Outbound License Agreement or other written or oral agreement with any third party, nor to the knowledge of the Company has any event occurred or circumstance or condition exist, that (with or without the lapse of time) would reasonably be expected to result in any such liquidated damages, credits or other amounts becoming due to any third party, other than as set forth in Section 3.8(c)(t) and 3.6(b) of the Disclosure Schedule.
          (u) To the Knowledge of the Company, all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company Group and all products or services currently under development by the Company Group to customers and all services provided by or through the Company Group to customers on or prior to the Closing conform in all material respects to applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), and to any representations provided to customers and conform in all material respects to packaging, advertising and marketing materials and to applicable product or service specifications or documentation. No member of the Company Group has received any written, or, to the Company’s Knowledge, oral, notice alleging liability (and, to the knowledge of the Company and any Subsidiary, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company Group giving rise to any material liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of $750,000 in the aggregate.
     3.10 FDA and Regulatory Matters. To the extent any product produced, manufactured, marketed or distributed by any member of the Company Group (“Company Product”) is being marketed in the United States or internationally, the Company has obtained all necessary approvals of the U.S. Food and Drug Administration, the equivalent authorities or agencies of other jurisdictions and any other Governmental Entity (the “Regulatory Authorities”) and is in compliance in all material respects with applicable Legal Requirements relating to the manufacturing, labeling, marketing and selling of medical devices. Other than as listed in Section 3.10 of the Disclosure Schedule, there have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken or, to the Company’s Knowledge, threatened by the Regulatory Authorities or any other Governmental Entity with respect to any of the Company Products, including any facilities where any Company Products are produced, processed, packaged or stored which have resulted, in the last 30 months, or reasonably likely to result, in a material impact on any of the Company Group’s product lines. All filings with and submissions to the Regulatory Authorities and any other Governmental Entity made by the Company with regard to the Company Products were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.
     3.11 Agreements, Contracts and Commitments.
          (a) Except for Contracts specifically identified in Section 3.11(a) of the Disclosure Schedule (referring to the appropriate sub-section of this Section), no member of the Company Group is a party to, nor is it bound by any of the following (each, a “Material Contract”):
               (i) management, employment, severance, consulting, relocation, repatriation, expatriation, or any other Contract providing for compensation or benefits to current employees (each, an “Employment Agreement”), and Contracts with individual service providers, in each case which are not cancelable by the member of the Company Group party to such Contracts on notice of 60 days or less without penalty or further payment or which include payments of a base salary that is in excess of $150,000 per annum;
               (ii) Company Employee Plan;
               (iii) Contract pursuant to which any benefits thereunder will be increased, or the vesting thereunder of such benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of which benefits thereunder will be calculated on the basis of any of the transactions contemplated by this Agreement;
               (iv) lease or sublease of personal or real property having a value in excess of $200,000 individually or $350,000 in the aggregate, per annum;
               (v) Contract of indemnification or guaranty, other than any Contract of indemnification entered into in connection with the sale or license or manufacturing of products or services in the ordinary course of business or indemnification of any officers and directors of any Company Member, consistent with past practice;
               (vi) Contract relating to capital expenditures (within the meaning of GAAP) and involving future payments in connection with such expenditures to or from any member of the Company Group in excess of $250,000 individually or $500,000 in the aggregate;
               (vii) Contract that has a term of more than one year and that may not be terminated by the Company Group without penalty within 60 days after the delivery of a termination notice, except for confidentiality or nondisclosure agreement entered into by any member of the Company Group in the ordinary course of business consistent with past practice;
               (viii) mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contract relating to the borrowing of money or extension of credit, in excess of $100,000 individually or in the aggregate, and other than trade payables incurred and extensions of credit to customers granted in the ordinary course of business consistent with past practice;
               (ix) research and/or development Contracts under which any member of the Company Group has continuing obligations to jointly research and/or develop any material Intellectual Property;
               (x) Contract for a joint venture, partnership or similar arrangement;
               (xi) Material Company IP Agreement;
               (xii) any Contract required to be referred to under Section 3.7 hereof;
               (xiii) Contract with any shareholder or affiliate of any member of the Company Group, other than an Employment Agreement;
               (xiv) stockholder agreements, voting agreements, buy-sell agreements and other Contracts granting any Person any rights to exercise control over any member of the Company Group, or the capital stock of any member of the Company Group, and all such Contracts to which although no member of the Company Group is a party or otherwise bound, the existence of which is the Company has Knowledge of;
               (xv) Contract granting a Lien upon any material asset of any member of the Company Group;
               (xvi) Contracts with each of the customers, distributors or resellers that were the five largest costumers, distributors or resellers of the Company Group in 2005 in terms of the amount of revenues in each of the Company Group’s product lines (each, a “Material Customer”);
               (xvii) Contracts with each of the suppliers that were either the five largest suppliers of the Company Group in 2005 in terms of the total value of goods and services purchased by the Company Group, or that are sole suppliers for material goods and services required for the conduct of the business in each of the Company Group’s product lines (each, a “Material Supplier”).
               (xviii) Contract for the (i) disposition or acquisition of any material asset (other than licenses in the ordinary course of business consistent with past practice), (ii) for the grant of any preferential rights to purchase any material asset, (iii) for the grant of any exclusive right to use any material asset, or (iv) requiring the consent of any party to the transfer of any material asset;
               (xix) Material Contract with any Governmental Authority; and

               (xx) Material currency exchange, interest rate exchange, commodity exchange or similar Contract.
          (b) All Material Contracts are valid, binding and in full force and effect and to the Company’s Knowledge, are enforceable against the applicable member of the Company Group party to such Material Contracts and, to the knowledge of the Company, the other party thereto, in accordance with their terms. Each member of the Company Group has performed and is in compliance with all material obligations required to be performed by it or complied with to date under the Material Contracts, except as disclosed in Section 3.8(b) of the Disclosure Schedule. Other than as listed in Section 3.11(b) of the Disclosure Schedule, to the Company’s Knowledge, there exists no default or event of default or event, occurrence, condition or act, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company or any of its Subsidiaries under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract, which has resulted in the last 12 months, or is reasonably likely to result, in a material impact on any of the Company Group’s product lines. To the Company’s Knowledge, no member of the Company Group has received any written notice regarding any material violation or material breach of, material default under, or intention to cancel or modify any Material Contract, which has resulted in the last 12 months, or is reasonably likely to result, in a material impact on any of the Company Group’s product lines. Following the Closing, the Company will be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred. Complete and correct copies of all Material Contracts have been made available to the Investors by the Company.
          (c) Section 3.11(c) of the Disclosure Schedule sets forth all Material Contracts with change-in-control or other similar provisions which would, or would reasonably be expected to, void such Contract or to cause the termination thereof, a breach, violation or default thereunder or any other change, acceleration, triggering of rights or modification to the terms thereof, as a result of the transactions contemplated by this Agreement.
     3.12 Interested Party Transactions.
          (a) To the Company’s Knowledge, none of the officers or directors of the Company Group has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company Group; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.12 . None of the Company’s current officers or directors, nor, to the Company’s Knowledge, any former officer or director or any shareholders of the Company holding Company Shares in excess of 2.5% of the Company’s issued and outstanding share capital or any member of their immediate families, is a party to or otherwise directly or indirectly interested in, any Contract to which the Company Group is a party or by which the Company Group or any of their respective assets or properties may be bound or affected, except for normal compensation for services as a current officer, director, employee or consultant thereof and except as listed in Section 3.12(a) of the Disclosure Schedule. To Company’s Knowledge, none of said officers and directors has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Company Group. No employee or shareholder has any loans outstanding from any member of the Company Group (other than advances to employees in the ordinary course of business consistent with past practice).

          (b) All Material Contracts currently in effect (i) with a third party other than a shareholder, officer or director of any member of the Company Group (or a Person who, to the Company Group’s knowledge, is an affiliate thereof) have been negotiated and entered into on an arm’s-length basis; and (ii) with a shareholder, officer or director of any member of the Company Group, or with a Person who, to the Company Group’s knowledge, is an affiliate thereof, were approved in accordance with the procedures of the Israeli Companies Law relating to approval of transactions with interested parties.
     3.13 Governmental Authorization; Compliance with Legal Requirements. Other than as disclosed in Section 3.13 of the Disclosure Schedule, each material consent, license, permit, grant or other authorization pursuant to which the Company Group currently operates or holds any interest in any of its properties, or which is required for the operation of the business of the Company Group as currently conducted or the holding of any such interest has been issued or granted to the Company Group, as the case may be, and to the Company’s Knowledge, is in full force and effect. To Company’s Knowledge, each member of the Company Group, and the conduct and operations of its business, is in compliance in all material respects with all Legal Requirements.
     3.14 Litigation. Other than as listed in Section 3.14 of the Disclosure Schedule, there is no material action, suit, claim, injunctions, decrees, orders, judgments or legal proceeding of any nature (collectively, “Litigation”) (other than ex-parte) pending, or, to the Knowledge of the Company, threatened, against any member of the Company Group, its properties (tangible or intangible) or any of its current or former employees, members of management, officers and directors, in their capacities as such, except in the case of current or former employees of the Company Group, a Litigation which is made against a member of the Company’s Group, in its ordinary course of business, and also names a current of former employee as a defendant. To the Company’s Knowledge, there is no investigation or other proceeding pending or threatened, against any member of the Company Group, any of its properties (tangible or intangible) or any of its current or former employees, members of management, officers and directors, in their capacity as such, by or before any Governmental Entity. Other than as listed in Section 3.14 of the Disclosure Schedule, the Company is not aware of any circumstances in which any Governmental Entity has in the last 12 months initiated proceedings against the Company questioning the legal right of any member of the Company Group to conduct its operations as currently or previously conducted during such 12 month period. To the Company Knowledge, it has made available to the Investors correct copies of all material documents under its possession or as per Investor’s request relating to the actions, suits, claims, litigations, investigations or other proceedings listed in Section 3.14 of the Disclosure Schedule and has made available to the Investors all material information known to it.
     3.15 Insurance. Section 3.15 (a) of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of each member of the Company Group, including the type of coverage, the carrier, the amount of coverage, the term, the annual premiums and self insured retention of such policies. There is no claim by any member of the Company Group pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed (in part or in whole) by the underwriters of such policies or bonds, other than as listed in Section 3.15 of the Disclosure Schedule. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits, other than as listed in Section 3.15 of the Disclosure Schedule. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and each member of the Company Group is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) are in full force and effect.

     3.16 Material Customers; Material Suppliers.
          (a) Except as set forth in Section (a) of the Disclosure Schedule, since December 31, 2005, there has not been (i) any material adverse change in the relationship of any member of the Company Group with any Material Customer, or (ii) except for changes in volumes or prices in the ordinary course of business consistent with past practice, any change in any material term (including credit terms) of the related agreements with any such Material Customer. During the past two years, no member of the Company Group has received any written customer complaint concerning the business, other than complaints made in the ordinary course of business that, individually or in the aggregate, have not been material.
          (b) Since December 31, 2005, there has not been (i) any material adverse change in the relationship of any member of the Company Group with any Material Supplier, or (ii) except for changes in volumes or prices in the ordinary course of business consistent with past practice and other than as listed in Section 3.16(b) of the Disclosure Schedule, any change in any material term (including credit terms) of the supply agreements or related arrangements with any such Material Supplier.
          (c) No other Person having a material business relationship with any member of the Company Group has informed any member of the Company Group that such Person, and the Company does not otherwise have reason to believe that any such Person, intends to change such relationship, whether or not as a result of the entering into of this Agreement or the Related Agreements or the consummation of any other transaction contemplated hereby or thereby.
     3.17 Brokers’ and Finders’ Fees. Other than as described in Section 3.17 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement or in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any member of the Company Group.
     3.18 Representations Complete. None of the representations or warranties made by the Company herein or in any exhibit or schedule hereto, including the Disclosure Schedule, or in any certificate furnished by the Company pursuant to this Agreement contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not false or misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
     Each of Investors, severally and not jointly, hereby represents and warrants to the Company that on the date hereof and as of the Closing Date, as though made at the Closing Date, as follows:
     4.1 Organization and Power. The Investor is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation and, to the extent that such jurisdiction recognizes the concept of good standing, in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite power and authority to own its properties and to carry on its business conducted.
     4.2 Authority. The Investor has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Investor. This Agreement and any Related Agreements to which the Investor is a party have been duly executed and delivered by it and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute its valid and binding obligations, enforceable against it in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
     4.3 Consents. The execution and delivery by the Investor of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, will not require any consent, waiver, approval, order or authorization or permit of, or registration, declaration or filing with, or notification to any Governmental Entity, except for notifications and approvals under Antitrust Laws.
     4.4 No Conflicts. The execution and delivery of this Agreement and any Related Agreement to which the Investor is a party do not, and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Investor’s incorporation or formation documents; (ii) any law, rule, regulation, order, judgment or decree applicable to it or by which any of its properties are bound or affected; (iii) any material Contract to which it is a party to; and (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to it or any of its properties or assets.
     4.5 Absence of Litigation; No Voting Agreement. As of the date hereof, the Investor is not engaged in, or a party to, or, to its knowledge, threatened with, any civil, criminal or administrative, actions, suits, claims, proceedings or investigations before any Governmental Entity, that seeks to restrain, materially modify or invalidate this Agreement and the transactions contemplated hereby. As of the date hereof there is no, and until the date of the Company General Meeting there shall be no, agreement between the Investors with respect to voting of Company Shares or election of directors to the Board of the Company.
     4.6 Experience; Accredited Investor. (i) the Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the Purchased Shares, including investments in securities issued by the Company, without limitation of the representations and warranties included in ARTICLE III, has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Purchased Shares and has had the opportunity to ask questions of and receive answers from the Company concerning such information; (ii) the Investor is acquiring the number of Purchased Securities set forth opposite its name on Schedule 1 hereto in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Purchased Securities and does not have any current arrangement or understanding with any other persons regarding the distribution of such securities (this representation and warranty not limiting the Investor’s right to sell or distribute in compliance with the Securities Act and the rules and regulations thereunder); nothing contained herein shall be deemed a representation or warranty by the Investor to hold the Purchased Securities for any period of time; (iii) the Investor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Purchased Securities, nor will the Investor engage in any short sale that results in a disposition of any of the Purchased Securities by the Investor, except in compliance with the Securities Act and the rules and regulations thereunder and any applicable state securities laws; and (iv) the Investor is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act. Neither such inquiries nor any other due diligence investigation conducted by the Investor shall modify, limit or otherwise affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

     4.7 Exemption from Registration. The Investor understands that the Purchased Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act, the rules and regulations thereunder and state securities laws and that the Company is relying upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Purchased Securities.
     4.8 Financial Ability. The Investor has the financial sources enabling it to acquire the number of Purchased Shares set forth opposite its name on Schedule 1 hereto against payment of the aggregate Price Per Share in consideration thereof on the Closing Date.
     4.9 Risk of Loss. The Investor understands that its investment in the Purchased Securities involves a significant degree of risk, including a risk of total loss of Investor’s investment. The Investor understands that no representation is being made as to the future value or market price of the Company Shares. The Investor has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Purchased Securities and has the ability to bear the economic risks of an investment in the Purchased Securities.
     4.10 Transfer or Resale. The Investor understands that, until all of the applicable provisions of Section 5.4. hereof are satisfied, any certificates representing the Securities will bear a restrictive legend in substantially the following form:
“NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) NOR HAVE THEY BEEN REGISTERED WITH THE SECURITIES AUTHORITIES OF ANY STATE OR OTHER JURISDICTION, AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE OR OTHER JURISDICTION SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY (WHICH OPINION SHALL NOT BE REQUIRED FOR A SALE PURSUANT TO RULE 144(K) UNDER THE SECURITIES ACT, PROVIDED THAT THE COMPANY HAS RECEIVED CUSTOMARY REPRESENTATIONS CERTIFYING AS TO THE AVAILABILITY OF SUCH RULE 144(k)). THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.”
ARTICLE V
CONDUCT BETWEEN SIGNING AND CLOSING
     5.1 Conduct of Business of the Company. Except as expressly contemplated by this Agreement or to the extent that the Investors’ Representative shall otherwise consent in writing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company shall, and shall cause each member of the Company Group to, (i) conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (ii) observe in all material respects all provisions of, and perform in all material respects all its obligations under, any Material Contract (other than in connection with the payment of the Liabilities as further described in Section 3.6(b) of the Disclosure Schedule), (v) preserve intact its present business organizations (other than as part of the reorganization and restructuring of Subsidiaries, as listed in Schedule 1.11.1(c) of the Disclosure Schedule), (iii) use reasonable efforts to keep available the services of its present officers and key employees, (vii) use best efforts to preserve the relationships with its customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, and (viii) use best efforts to enter into legally binding agreements incorporating all material terms and conditions of any new material arrangement, obligation, commitment or undertaking of any nature relating to any new or existing customer, supplier, distributor, licensor, licensee or Person with whom any member of the Company Group has any material business dealings, all with the goal of preserving unimpaired the goodwill (such term not to refer to its meaning under GAAP) and ongoing business of the Company Group at the Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company shall, and shall cause each member of the Company Group to pay its debts, Liabilities and Taxes, and pay or perform other material obligations when due (including accounts payable) substantially in accordance with the guidelines presented to the Investors prior to the date hereof, except to the extent that the Investors’ Representative shall otherwise consent in writing (which shall include payment of the Liabilities listed in Section 3.6(b) of the Disclosure Schedule). The Company shall promptly notify the Investors’ Representative of any event or occurrence or emergency not in the ordinary course of business of the Company Group, as a whole, and any material event involving the Company Group, as a whole, that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Closing. Furthermore, the Company shall promptly notify the Investors’ Representative in writing of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the execution, delivery or performance of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby and thereby; and the Company shall promptly advise the Investors’ Representative in writing of any material legal proceeding or material claim threatened, commenced or asserted against or with respect to any member of the Company Group. No notification given to the Investors’ Representative pursuant to this ARTICLE IV shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement. In addition to the foregoing, from and after the date of this Agreement, except as expressly contemplated by this Agreement, or pursuant to a Legal Requirement (in each case after consultation with counsel and, to the extent reasonably feasible, prior written notification of at least five (5) days to the Investors’ Representative), the Company shall not and shall not permit any member of the Company Group, to do any of the following, without the prior written consent of the Investors’ Representative, which shall not be unreasonably withheld and which shall be given within (3) three Business Days of receipt of a reasonably detailed request accompanied by all reasonable necessary documentation and information, provided however, that, except with respect to clauses (a), (b), (c), (o) or (s) below, in the event that: (i) the Investors’ Representative denies in writing the taking of an action pursuant to this Section, the Company (or such other member of the Company Group) shall nevertheless be permitted to take such action if following the Investors’ Representative’s denial such action is brought to the vote of and approved by the Company’s Board of Directors (and in the case of subsection (p) below, subject to the limitations set forth therein), and (ii) the Investors’ Representative does not respond to any such request pursuant to this Section, the Company (or such other member of the Company Group) shall nevertheless be permitted to take such action following the lapse of said three (3) Business Days period (and in the case of subsection (p) below, subject to the limitations set forth therein):
          (a) cause or permit any amendments to its organizational documents, except as required in connection with the reorganization and restructuring of the Company’s Subsidiaries disclosed in Section 1 of the Disclosure Schedule;
          (b) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Shares, or split, combine or reclassify any Company Shares, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Company Shares, or repurchase, redeem or otherwise acquire, directly or indirectly, any Company Shares (or options, warrants or other rights exercisable therefor);
          (c) issue, sell, pledge, dispose of, encumber, deliver or authorize, agree or commit to issue, sell, pledge, dispose of or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or any other ownership interest (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) of any member of the Company Group, other than (i) Company Shares issued upon exercise of Company Options or Company Warrants outstanding on the date hereof and listed on Section 3.2 of the Disclosure Schedule; and (ii) grants of Company Options made in the ordinary course of business in amounts and other terms consistent with past practice, not to exceed, in the aggregate, 450,000 Company Shares to be granted to non-senior employees and 300,000 to be granted in connection with the recruitment of senior officers to the Company Group;
          (d) make any expenditures or enter into any new commitment or transaction exceeding $250,000 in the aggregate, except in the ordinary course of business consistent with past practice;
          (e) pay, discharge, release, waive or satisfy, or enter into any commitment to do the same, any Liability, other than the payment, discharge or satisfaction in the ordinary course of business, of Liabilities when they become due;
          (f) adopt or change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), other than in order to conform with GAAP or as required by the Company’s auditors. It is acknowledged that the Company has, is and intends to continue to modify its accounting practices based on the recommendations and findings of the Company and its expert advisors engaged to assist the Company to complete the 2006 Audit Reports;
          (g) make or change any material election in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes (other than settlement for payments below $250,000), consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or enter into intercompany transactions which are not in the ordinary course of business consistent with past practice or as otherwise presented to the Investors prior to the date hereof;
          (h) incur any indebtedness, or make any loan to any Person or guarantee any indebtedness of any Person (other than the Company’s Subsidiaries), or purchase debt securities of any Person, or amend the terms of any outstanding loan agreement, except as set forth in the Bank Agreements; grant of credit to customer on customary terms in the ordinary course of business consistent with past practice shall not be deemed to constitute a loan under this clause;
          (i) commence, discharge, compromise or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against, any member of the Company Group, except for discharging, compromising or settling of claims or lawsuits arising from the Company Group’s ordinary course of business and which do not exceed $250,000 individually or are otherwise within the coverage of the product liability insurance maintained by the Company Group;
          (j) (a) sell, lease, license or transfer to any Person any material rights to any Company Intellectual Property or enter into any new Contract that would reasonably be likely to fall within the definition of a “Material Contract” or materially modify any existing Material Contract, or (b) materially change pricing or royalties practices related to the customers or licensees of any member of the Company Group, except as listed in Schedule 1.1(c) of the Disclosure Schedule;

          (k) enter into any Contract to purchase or sell any interest in real property, grant any security interest in any real property, enter into any material lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate in any material respect any of the terms of any Lease Agreements, except for the currently contemplated sale by the Company and leaseback to the Company of the real property located in Salt Lake City, Utah, as disclosed on Section 3.8 of the Disclosure Schedule;
          (l) enter into or alter, or commit to enter or alter any strategic alliance, joint venture, partnership, or other business affiliation;
          (m) adopt or amend any Company Employee Plan, enter into, amend or renew any Employment Agreement or consulting agreement, pay, declare or agree to pay any bonus, severance, termination or special remuneration to any employee or consultant, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of any employee or consultant, except for (i) recruitment or engagement of employees or consultants (other than officers and senior executives) in the ordinary course of business upon terms and conditions that are consistent with the Company Group past practice, (ii) update of salary and other compensation terms of employees or consultant (other than officers) in the ordinary course of business consistent with past practice; and (iii) payments made pursuant to written Contracts outstanding on the date hereof as disclosed in Section 3.11(a) (i) of the Disclosure Schedule or to employees or consultant in the ordinary course of business consistent with past practice;
          (n) enter into any Contract in which any officer, director, employee, consultant, agent or shareholder of the Company (or any member of their immediate families) has an interest under circumstances that, if entered immediately prior to the date hereof, would require that such Contract be listed on Section 3.11(a)(i) of the Disclosure Schedule;
          (o) appoint directors to the Company;
          (p) (i) cancel, amend or renew any material insurance policy (except for renewals of insurance policies on the same terms with the payment of premium not to exceed 110% of the premium paid in respect of the policy that is being renewed), and (ii) purchase a run-off insurance policy with respect to directors’ and officers’ liability insurance relating to actions or omissions at or prior to the Closing Date of directors and officers of the Company Group serving prior to the Closing Date, in their capacities as such, provided however, that even if the Investors’ Representative’s consent is not granted for the purchase of such policy within 3 Business Days, the Company shall be permitted to purchase such policy with premiums not to exceed $3,000,000 upon approval of the Company’s Board of Directors, and if insurance coverage can only be obtained at a premium in excess of such amount, the Company shall obtain and maintain one or more policies with the greatest coverage available for a premium equal to such amount (the run-off policy purchased in accordance with this subsection, the “Run-Off Policy”);
          (q) enter into or amend any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its products, technology, Intellectual Property or business, or containing any non-competition covenants or other restrictions relating to its business activities, other than standard distribution or reseller agreements in the ordinary course of business consistent with past practice;
          (r) execute any Contract, or commit to execute any Contract, that has or may reasonably be expected to have the effect of prohibiting, limiting, restricting or impairing in any material respect any business practice of any member of the Company Group, any acquisition of property (tangible or intangible) by any member of the Company Group, the conduct of business by any member of the Company Group, or otherwise limiting the freedom of any member of the Company Group to engage in any product line or to compete with any Person, expect for executing distribution agreements in the ordinary course of business consistent with past practice, substantially on terms as disclosed to the Investors’ in writing;
          (s) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, other than as part of the reorganization and restructuring of Subsidiaries, as listed in Schedule 1.1(c) of the Disclosure Schedule;
          (t) apply for or obtain funds under any grant, incentives, tax benefits and subsidies filed with any Governmental Entity, except for obtaining funds under such grants or applications thereto disclosed on Section 3.11(a)(xix) of the Disclosure Schedule;
          (u) incur any liquidated damages or become obligated to provide any credit, allowance, return, re funds or similar concession to any customer or other third party other than in the ordinary course of business (other than as may result in connection with the payment of the Liabilities as further described in Section 3.6(b) of the Disclosure Schedule);
          (v) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(u) hereof, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform in all material respects any covenant under this Agreement and the Related Agreements, (ii) cause or result in any of its representations and warranties contained herein being untrue or incorrect, or (iii) cause or result in a challenge to the validity or enforceability of the this Agreement, the Bank Agreements and the Related Agreements, or any of the transactions contemplated hereby or by the Bank Agreements or the Related Agreements. For clarification purposes, any actions taken in accordance to the guidelines presented to the Investors prior to the date hereof shall not be deemed as a breach of subsections (i) and (ii) above.
     5.2 Consultation. In connection with the continuing operation of the business of the Company Group between the date of this Agreement and the Closing, the Company shall appoint a Company representative (the “Company Representative”). The Company Representative (or its designated counsels, agents and representatives) shall consult in good faith on a regular and frequent basis (and not less than once a week) with the Investors’ Representative and shall report material operational developments and the general status of ongoing operations, pursuant to procedures reasonably requested by the Investors’ Representative while making reasonable efforts to minimize the disruption to the Company’s ordinary course of business. Each of the Company Representative and the Investors’ Representative shall designate its representatives for the purpose of such consultation and reporting. The Company acknowledges that any such consultation and reporting shall not constitute a waiver by the Investors’ Representative of any rights it may have under this Agreement, and that it shall not have any Liability or responsibility for any actions of the Company or its respective officers or directors with respect to matters that are the subject of such consultations or reporting. The Company’s Representative (or its designated counsels, agents and representatives) shall keep the Investors’ Representative (or its designated counsels, agents and representatives), appropriately informed, on an ongoing basis, on matters relating to the adoption or change of accounting methods or practices (including any change in depreciation or amortization policies) or revaluation of any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), shall notify and permit the presence of the Investors’ Representative (or its designated counsels) in meetings or calls relating to such matters of the Company with its auditors and its expert advisors engaged to assist the Company to complete the 2006 Audit Reports (other than ad-hoc meetings and calls).
     5.3 Point of Contact. All notices, request for consents and other communications pursuant to this ARTICLE V shall be in writing, delivered in accordance with Section 12.6 hereof and shall be sent by Company’s point of contact to the point of contact of the Investors’ Representative, both of which are detailed on Section 5.3 to the Disclosure Schedule.
     5.4 Removal of Legends. Promptly following the earlier of (i) effectiveness of a registration statement under the Securities Act with respect to the sale of Purchased Securities or (ii) Rule 144(k) under the Securities Act becoming available, the Company shall (A) deliver to the transfer agent for the Company Shares (the “Transfer Agent”) irrevocable instructions that the Transfer Agent shall reissue a certificate representing Shares or Warrant Shares without legends upon receipt by such Transfer Agent of: (a) the legended certificates for such Shares or Warrant Shares; and (b) either (1) a customary written representation by the Investor that Rule 144(k) under the securities act applies to the Shares or Warrant Shares represented thereby or (2) a written statement by the Company that the Investor may sell the Shares or Warrant Shares represented thereby in accordance with the Plan of Distribution contained in a registration statement that was declared effective under the Securities Act (the date on which the Transfer Agent receives all of the items listed in clauses (a), and (b) above, the “Legend Removal Date”), and (B) if required by the Transfer Agent, cause its counsel to deliver to the Transfer Agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act. From and after the Legend Removal Date, upon the Investor’s written request, the Company shall promptly cause certificates evidencing the Purchaser’s Shares referred to in such written request to be replaced with certificates which do not bear such restrictive legends, and Warrant Shares subsequently issued upon due exercise of the Warrants shall not bear such restrictive legends, provided the provisions of clauses (a) and (b) above, as applicable, are satisfied with respect to such Shares or Warrant Shares.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Company General Meeting.
          (a) The Company shall take any and all action necessary under all applicable Legal Requirements and the Charter Documents to, (i) as promptly as practicable but in no event later than 14 days after the date hereof, call and give notice of an Extraordinary General Meeting of the holders of Company Shares (the “Company General Meeting”, and the notice thereof, in the form attached hereto as Exhibit I-1, the “Company General Meeting Notice”) in which the shareholders of the Company will be requested to approve the resolutions set forth in Exhibit I-2 (the “Shareholders’ Resolutions”), and (ii) cause the Proxy Statement to be mailed to the Company’s shareholders together with the Company General Meeting Notice. Subject to the notice requirements of the Israeli Companies Law and the regulations thereunder and the Charter Documents, the Company General Meeting shall be held as promptly as practicable after the date hereof (on a date selected by the Company and consented to by the Investors’ Representative (such consent not to be unreasonably withheld or delayed)) which shall be no later than 35 days after delivery of the Company General Meeting Notice. The Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption and approval of the Shareholders’ Resolutions and, without limitation of the foregoing shall engage a proxy solicitation firm in the U.S. whose identity shall be coordinated with the Investors’ Representative, in order to solicit the votes of shareholders of the Company in favor of the Shareholders’ Resolution. The Investors shall make best efforts to participate in discussions with shareholders of the Company, at the Company’s request, upon reasonable prior notice and in such discussions the Investors are permitted to disclose to such shareholders information concerning the Company which is otherwise subject to Section 6.5, which in the Investors’ view is reasonably necessary or appropriate. The Company shall call, convene, hold and conduct the Company General Meeting and solicit proxies with respect thereto in compliance as to form and substance with all applicable Legal Requirements, including the Israeli Companies Law and the Company Charter Documents.

          (b) Without the prior written consent of the Investors’ Representative, the Company may adjourn or postpone the Company General Meeting only: (i) if and to the extent necessary to provide any supplement or amendment to the Proxy Statement to Company’s shareholders in advance of a vote on the Shareholders Resolutions; (ii) if, as of the time for which such meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting; or (iii) as may otherwise be required specifically by applicable Legal Requirements. Except as specifically provided in the preceding sentence, the Company’s obligation to call, give notice of, convene and hold the Company General Meeting in accordance with this Section 6.1 shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.
     6.2 Proxy Statement; Board Recommendation.
          (a) As promptly as practicable after the date of this Agreement but in no event later than 14 days after the date hereof, the Company shall prepare a proxy statement with respect to the Company General Meeting and the Shareholders’ Resolutions (the “Proxy Statement”), which shall be in form and substance reasonably satisfactory to the Investors’ Representative. The Company shall (i) cause the Proxy Statement to comply as to form and substance with applicable Legal Requirements; (ii) provide the Investors with a reasonable opportunity to review and comment on drafts of the Proxy Statement, and include in the Proxy Statement all changes reasonably proposed by the Investors; and (iii) cause the Proxy Statement to be mailed to the Company’s shareholders concurrently with the delivery of the Company General Meeting Notice. The Proxy Statement shall not, as of its date, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which made, not false or misleading. The Investors and the Company shall cooperate (and shall cause their respective counsel, auditors, agents and representatives to cooperate) in the preparation of the Proxy Statement.
          (b) The Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s shareholders vote in favor of and approve the Shareholders’ Resolutions at the Company General Meeting. Neither the Board of Directors of Company nor any committee thereof shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Investors, the recommendation of the Board of Directors of the Company that the Company’s shareholders vote in favor of and approve the Shareholders Resolutions.
          (c) If any event that the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform the Investors’ Representative of such event or information and shall, in accordance with the procedures set forth in Section 6.2(a) hereof prepare and cause such amendment or supplement to be mailed to the shareholders of the Company as soon thereafter as is reasonably practicable.
     6.3 Approvals and Filings.
          (a) Governmental Entity Filings and Approvals. The Company and the Investors shall use all reasonable best efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to, or filed by such party with, any Governmental Entity with respect to this Agreement and the transactions contemplated hereby and thereby. The Company and the Investors shall use all reasonable best efforts to obtain, as promptly as practicable after the date of this Agreement, all consents and approvals that may be required pursuant to Legal Requirements in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. The Company and the Investors shall cause all documents that they are responsible for filing with any Governmental Entity under this Section 6.3(a) to comply as to form and substance in all material respects with the applicable Legal Requirements and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity and shall comply promptly with any such inquiry or request. Whenever any event occurs which is required to be set forth in an amendment or supplement to any such document or filing, the Company or the Investors, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity, such amendment or supplement.
          (b) Anti-Trust Filings.
               (i) Without limiting the generality of Section 6.3(a) , if required, as soon as may be reasonably practicable, the Company and the Investors each shall file with the Israeli Restrictive Trade Practices Authority and with the FTC and the Antitrust Division of the DOJ notification and report forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction of Antitrust Laws. The Company and the Investors each shall promptly: (i) supply the other and its counsels with any information which may be required in order to effectuate such filings; and (ii) supply any additional information which reasonably may be required by The Israeli Restrictive Trade Practices Authority, the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction which is under Antitrust Laws; provided, however, that none of the Investors or the Company shall be required to agree to any divestiture by itself or any of its Subsidiaries or affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. The Company and the Investors shall instruct their counsels to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any such anti-trust issues and shall use reasonable best efforts to assure that the respective waiting periods required by the RTPL and the HSR Act have expired or been terminated at the earliest practicable dates.
               (ii) Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) or a judgment, order or decree is granted challenging any transaction contemplated by this Agreement as violative of any Antitrust Laws, it is expressly understood and agreed that: (i) the Investors shall not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) no Investor shall be under obligation to make proposals, execute or carry out agreements or submit to orders providing for (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of such Investor or any of its affiliates or the Company or its Subsidiaries, (B) the imposition of any limitation or regulation on the ability of such Investor or any of its affiliates to freely conduct their business or own such assets, or (C) the holding separate of the Company Shares or any limitation or regulation on the ability of such Investor or any of its affiliates to exercise full rights of ownership of the Company Shares (any of the foregoing, an “Antitrust Restraint”). Nothing in this Section 6.2(b) shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b)(i) if such party has, until such date, complied in all material respects with its obligations under this Section 6.2(b).
     6.4 Access to Information. Subject to the confidentiality undertakings set forth in Section 6.5, the Company shall afford the Investors’ Representative and its accountants, counsel, representatives in connection with this Agreement and the transactions contemplated hereby, reasonable access during the period from the date hereof and prior to the Closing to (i) all of the properties, books, contracts, commitments and records of the Company Group, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company Group as such Investor may reasonably request, and (iii) all employees and consultants of the Company Group as identified by such Investor on a non interference basis and without adversely affecting the Company’s schedule for completing its 2006 Audit Reports. No information or knowledge obtained in any investigation pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate this Agreement and the transactions contemplated hereby in accordance with the terms and provisions hereof.
     6.5 Confidentiality. The Investors and any successor or assignee thereof, who receives from the Company or its agents, directly or indirectly, any information concerning the Company Group which the Company or any member of the Company Group has not made generally available to the public, acknowledges and agrees that such information is confidential, and further agrees that, for so long as such information is not public, it will not disseminate such information to any person other than the employees, officers, consultants, representatives and advisors of such Investor or its affiliates, provided that such Persons to whom the Investors have given access to the Company Group confidential information have undertaken similar confidentiality obligations to those set forth herein. Notwithstanding the foregoing, subject to the applicable law, each Company’s director affiliated with the Investors, and each Investor and any of the respective partners thereof that are investment funds may include in their reports to the Investors, their respective partners or stockholders information concerning the Company Group and such other information reasonably required to enable such Investors, stockholders and partners to evaluate their investment in the Company, provided that such Persons to whom the director or Investors have given access to the Company Group confidential information have undertaken similar confidentiality obligations to those set forth herein. If this Agreement is terminated by any of the parties hereto, for any reason whatsoever, at the Company’s request, the Investors shall immediately return to the Company any and all information received from the Company or their respective advisors in connection with the transactions contemplated hereby and shall confirm so to the Company by a written certificate executed by an officer of such Investor.
     6.6 Legal Proceedings. The Company and the Investors shall: (i) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Entity with respect to this Agreement and the transactions contemplated hereby; (ii) keep the other party informed as to the status of any such legal proceeding; and (iii) promptly inform the other party of any communication with any Governmental Entity about the this Agreement and the transactions contemplated hereby. The Company and the Investors will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any legal proceeding relating to this Agreement and the transactions contemplated hereby pursuant to a joint defense agreement separately agreed to, or request, filing, or notice to any Governmental Entity. In addition, except as may be prohibited by any Governmental Entity or by any Legal Requirement, the Company and the Investors will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding or request, filing, or notice to any Governmental Entity and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding.
     6.7 Public Disclosure. Except for the joint announcement of the execution and delivery of this Agreement, the timing and content of which have been mutually agreed by the Company and the Investors, no party shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions) regarding this Agreement, its existence and content, or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the Company and the Investors’ Representative, except as required to comply with applicable securities laws and the rules of any stock exchange, provided, however, the Company and the Investors’ Representative and, to the extent applicable, any Investor making the disclosure shall use commercially reasonable efforts to notify and consult with each other prior to any such required public disclosure and use commercially reasonable efforts to accommodate the views of the other parties and shall promptly provide the other parties with copies of any written public disclosure made by such party in connection therewith.

     6.8 Termination of certain Agreements. The Company shall terminate prior to the Closing, and deliver evidence of such termination (which shall include release of claims against the Company Group) to the Investors’ Representative at or prior to the Closing, the Contracts listed or described on Section 6.8(i) of the Disclosure Schedule.
     6.9 Notification of Certain Matters. The Company shall give prompt notice to the Investors’ Representative of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Closing in any material respect, (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (iii) any matter hereafter arising or discovered that, if existing or known by the Company on the date hereof, would have been required to be set forth or described in the Disclosure Schedule; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice, or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 6.9 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.
     6.10 No Solicitation.
          (a) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement, without limitation of the provisions of ARTICLE V, the Company shall not, nor shall it authorize or permit any member of the Company Group or any of its or their respective employees, officers or directors and any agent, investment banker, attorney or other advisor or representative retained by any member of the Company Group to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) respond to or engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction. The Company shall, and shall cause each member of the Company Group or any of its or their respective employees, officers or directors and any agent, investment banker, attorney or other advisor or representative retained by any member of the Company Group, to immediately cease all existing activities, discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the return of all confidential information regarding the Company Group provided to any such Person prior to the date hereof pursuant to the terms of any confidentiality agreement or otherwise. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.10 by any employee, officers or directors of the Company or any agent, investment banker, attorney or other advisor or representative of the any member of the Company Group shall be deemed to be a breach of this Section 6.10 by the Company.
          (b) In addition to the obligations of the Company set forth in Section 6.10(a) , the Company as promptly as practicable shall advise the Investors’ Representative orally and in writing of any request received by the Company for non-public information which the Company reasonably concludes would lead to an Acquisition Proposal or the receipt of any Acquisition Proposal, or any inquiry received by the Company with respect to or which the Company reasonably concludes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Company will keep the Investors’ Representative informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.
     6.11 Financials. The Company shall (i) deliver to the Investors’ Representative, no later than the Closing, unaudited un-reviewed preliminary consolidated balance sheets and related unaudited un-reviewed preliminary consolidated statements of income and cash flows of the Company Group as at and for the period ending on June 30, 2006; and (ii) prepare at the end of the third calendar quarter ending on September 30, 2006 and promptly deliver to the Investors’ Representative, but in no event later than October 31, 2006, unaudited, un-reviewed, preliminary consolidated revenues of the Company Group as at the end of such calendar quarter, recorded in the manner revenues were recorded to date.
     6.12 Statement of Expenses. The Company shall provide the Investors’ Representative with a bona fide statement in reasonable detail and accompanied by reasonable documentation of the good faith estimated Transaction Expenses, whether or not incurred or billed, at least five Business Days prior to the Closing Date. Without limiting the generality or effect of the foregoing, the Company shall provide to the Investors’ Representative, promptly after its request, copies of the documents or instruments evidencing the numbers set forth on any such draft or final statement.
     6.13 Closing Financial Certificate. The Company shall provide the Investors’ Representative, promptly after its request, copies of the documents or instruments evidencing the numbers set forth on the Financial Certificate delivered 2.4(b) hereof.
     6.14 Reimbursement of Investors’ Expenses. Within 10 Business Days from Closing, the Company shall reimburse the Investor for all costs and expenses incurred by the Investors in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby, including in connection with the due diligence processes, the negotiations and preparation of definitive agreements, including, without limitation, fees and expenses of the Investors’ counsels and accountants, not to exceed an aggregate amount of $1,000,000, plus VAT, if applicable, provided that the Investors has submitted to the Company invoices or other customary evidence relating to such costs and expenses and all required valid exemption from withholding certificates. It is acknowledged that, without limitation of the Company’s obligation to make payments under this Section 6.14, processing of any such payment shall be made in accordance with the Israeli Tax Ordinance [New Version], and the Company undertakes to act as promptly as possible with respect to such payments.
     6.15 Run-Off Policy. The Company undertakes to take all actions required in order to purchase the Run-Off Policy at or prior to the Closing.
     6.16 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the this Agreement and the transactions contemplated hereby.
ARTICLE VII
CLOSING CONDITIONS
     7.1 Conditions to the Obligations of Each Party. The respective obligations of the Company and the Investors to effect the Closing shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, any of which may be waived, in writing, by mutual written instrument of either of the Investors and the Company:

          (a) No Order, Antitrust Approvals. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making this Agreement, the Bank Agreements the Related Agreements and the transactions contemplated hereby and thereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby and thereby. Any notification, waiting period, or approval requirements of Antitrust Laws of applicable jurisdictions that apply to the transactions contemplated hereby shall have been obtained, expired, satisfied or waived.
          (b) Governmental Entity Approvals. All Governmental Entity approvals required pursuant to Legal Requirements for the consummation of the transactions contemplated hereby shall have been obtained.
          (c) Shareholders’ Approval. Shareholders of the Company constituting the Required Company Shareholder Vote shall have approved the Shareholders Resolutions specified in items 1-6 on Exhibit I-1.
          (d) Run-Off Policy. The Run-Off Policy shall have been purchased by the Company.
          (e) Purchase Price. The entire amount of Price Per Share referred to in Section 2.1 shall have been paid to the Company.
     7.2 Additional Conditions to the Obligations of the Investors. The obligations of the Investors to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, as determined by either of the Investors, any of which may be waived, in writing, by such Investor which determined that the closing conditions have been satisfied:
          (a) Receipt of Closing Deliveries. Each of the agreements, instruments and other documents to be delivered by the Company pursuant to Section 2.4 hereof shall be in a form and substance reasonably satisfactory to the Investors, and shall have been received by the Investors’ Representative.
          (b) No Injunctions or Restraints on Conduct of Business. No permanent restraining orders, temporary restraining order (that was not removed prior to Closing) or permanent injunction or other order issued by any Governmental Entity which has or could have the effect of limiting or restricting the Investors’ ownership of the Purchased Securities, or conduct or operation of any product line of the Company Group following the Closing shall be in effect, nor shall there be pending or threatened any suit, action or proceeding seeking the foregoing or any Antitrust Restraint.
          (c) No Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect, whether as a result of the Company’s failure, individually or in the aggregate, to perform and comply with all covenants and obligations under the Agreement required to be performed and complied with by the Company at or prior to the Closing Date, as a result of or in connection with any failure(s) of any representation and warranty of the Company hereunder (without any regard to any exception or qualification as to materiality or knowledge) to be true and correct as of the date hereof and as of Closing, or otherwise.
          (d) Consents. All consents, waivers or approvals set forth in Schedule 7.2(d), in form and substance reasonably satisfactory to the Investors, shall have been received and shall be in full force and effect.
          (e) Bank Agreements. The Bank Agreements shall be in full force and effect, shall not have been revoked or amended and all actions or conditions required to be taken or satisfied thereunder in order to effect the closing thereof (other than the purchase of the Purchased Shares hereunder) shall have been duly taken or satisfied.
     7.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Investors in this Agreement shall have been true and correct in all material respects on and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date), and (ii) the Investors shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties at or prior to of the Closing Date.
ARTICLE VIII
TERMINATION
     8.1 Termination. Subject to Sections 8.2 and 8.3 hereof, this Agreement may be terminated at any time prior to the Closing:
          (a) by written agreement of the Company and the Investors’ Representative;
          (b) by written notice of either the Investors or the Company referring to the relevant clause of this subsection if:
               (i) the Closing Date shall not have occurred by January 31, 2007; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the consummation of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
               (ii) the approval of the Shareholders’ Resolutions by the Required Company Shareholder Vote shall not have been obtained at the Company General Meeting (including any adjournment or postponement thereof), provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to the Company where the failure to obtain the Required Company Shareholder Vote shall have been caused by or related to the Company’s breach of this Agreement;
               (iii) there shall be a final non-appealable order of any Governmental Entity in effect preventing consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in such order preventing the consummation of the transactions contemplated hereby and such action or failure to act constitutes a breach of this Agreement; or
               (iv) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;
          (c) by written notice of the Investors’ Representative referring to the relevant clause of this subsection if:

               (i) there shall be statute, rule, regulation or order enacted, promulgated or issued or applicable to the transactions contemplated hereby by any Governmental Entity, which would: (X) prohibit the Investors’ ownership of the Purchased Securities or operation of any material portion of the business of the Company Group, (Y) compel the Company to dispose of or hold separate all or any material portion of the business or assets of the Company Group as a result of the transactions contemplated hereby or (Z) apply any other Antitrust Restraint on the Company or the Investors which is material to any of the Company Group’s product lines;
               (ii) the Board of Directors of the Company withholds, withdraws, modifies or changes its recommendation in a manner adverse to the Investors, or shall have resolved to do so or fails to recommend rejection of any Acquisition Transaction to the Company’s shareholders;
          (d) by written notice of the Investors’ Representative referring to this subsection if the Investors are not in material breach of their obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 7.2(c) hereof would not be satisfied and such breach has not been cured within ten calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or
          (e) by written notice of the Company referring to this subsection if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Investors contained in Section 4.8 of this Agreement such that the conditions set forth in Section 7.3(a) hereof would not be satisfied and such breach has not been cured within ten calendar days after written notice thereof to the Investors’ Representative; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.
     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Investor or the Company, or their respective employees, agents or shareholders, if applicable, except that the provisions of Sections 6.5, 6.7, 8.3, ARTICLE XII and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE VIII, and except to the extent that such termination results from a material breach by the other party of any representation, warranty or covenant set forth in this Agreement.
     8.3 Fees and Expenses.
          (a) Except as set forth in this Section 8.3 and in Section 6.14, whether or not the Closing occurs, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.
          (b) Without limitation of Section 8.2, the Company shall pay the Investors a cash fee in the amount of $10,000,000 if after the date of this Agreement an Acquisition Proposal has been publicly announced to the Company or its shareholders and an agreement relating to such Acquisition Proposal is consummated within six months after such announcement. All fees payable pursuant to this Section shall be paid on the date an agreement for an Acquisition Transaction is entered into. It is acknowledged that, without limitation of the Company’s obligation to make payments under this Section 8.3(b), processing of any such payment shall be made in accordance with the Israeli Tax Ordinance [New Version], and the Company undertakes to act as promptly as possible with respect to such payments.

          (c) The Company acknowledges that the agreements contained in this Section are an integral part of the transactions contemplated by this Agreement, and that the fee payable pursuant to Section 8.3 is a reasonable forecast of the actual damages which may be incurred by the Investors under such circumstances (and includes reimbursement of all the Investors’ costs and expenses), that fee payable pursuant Section 8.3 hereof constitutes liquidated damages and not a penalty, and further that, without these agreements, the Investors would not enter into this Agreement.
ARTICLE IX
POST CLOSING COVENANTS AND AGREEMENTS
     9.1 Information Rights. At any time that the Company does not file with the SEC quarterly and annual consolidated financial statements, the Company will furnish to each of the Investors for the benefit of each beneficial holder holding Purchased Shares, provided such holder beneficially holds at least 4% of the then issued and outstanding share capital of the Company and provided such request shall be made through either of the Investors (each, a “Qualified Holder”) such reports as and when provided by the Company to its Board of Directors. For clarification purposes, the Parties agree that the Investor’s Representative shall be entitled to distribute such reports to the Qualified Holders and such reports shall be confidential information subject and distributed pursuant to the provisions under Section 6.5 (Confidentiality).
     9.2 2006 Audited Reports. The Company shall make its best efforts to prepare and complete all actions, procedures and processes under its control so that the 2006 Audited Reports shall be completed no later than April 30, 2007 (or any other date as shall be agreed with the SEC). In the event that Closing shall occur prior to April 30, 2007, Investors acknowledge and agree that in exercising their control in the Company they will not deliberately take any action that is intended to delay the completion of the 2006 Audited Reports by April 30, 2007 (or any other date as shall be agreed with the SEC).
     9.3 Re-registration. No later than April 30, 2007 (or any other date as shall be agreed with the SEC), the Company shall make its best efforts to cause the reinstatement of the registration of the Company Shares under Section 12(g) of the Exchange Act in accordance with all applicable requirements of the Exchange Act, the Securities Act and the Order of the SEC in the matter of Lumenis Ltd., Release No. 53724/April 30, 2006, Administrative Proceedings File Number 3-12277, Order Instituting Proceedings, Making Findings, and Revoking Registration of Securities Pursuant to Section 12(j) of the Exchange Act (the “Settlement Order”). The Company shall cause the filing with the SEC of all necessary filings and reports, including Form 10, and all information, exhibits and reports required to be included therein, including the 2006 Audited Reports. The Company shall make its best efforts to qualify as of the date of the reinstatement of the registration of the Company Shares under Section 12(g) of the Exchange Act and thereafter as a “foreign private issuer” (as such term is defined in Rule 3b-4 promulgated under the Exchange Act). The Company shall file or furnish on a timely basis all registration statements, proxy statements and other statements, reports, schedules, forms, Company certifications and other documents required to be filed or furnished by the Company under the Securities Act, the Exchange Act and applicable rules and regulations of the SEC thereunder (the “Reporting Documents”). As of the time of filing or furnishing, each of the Reporting Documents shall comply in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, applicable rules and regulations of the SEC thereunder, and the Settlement Order, and none of the Reporting Documents shall contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. In the event that Closing is consummated prior to April 30, 2007, the Investors acknowledge and agree that in exercising their control in the Company they will not deliberately take any action that is intended to delay the reinstatement of the registration of the Company Shares by April 30, 2007 (or any other date as shall be agreed with the SEC) and the filing of the Reporting Documents.
     9.4 Subsequent Issuances and Rights. The Company shall not issue or grant any shares, securities or rights of any kind conferring upon or granting to the holder thereof any rights that are derived, arising from or triggered by, or whose terms shall be modified, accelerated or give rise to any benefits or privileges as a result of, the implementation of any of the indemnity or adjustment provision contained in ARTICLE X hereof.
ARTICLE X
SURVIVAL; POST CLOSING ADJUSTMENTS
     10.1 Nonsurvival of Representations and Warranties. The representations or warranties made by the Company, including the Disclosure Schedule or any certificate furnished by the Company and the Investors pursuant to this Agreement, shall terminate at the Closing Date or upon the earlier termination of this Agreement pursuant to Article VIII, provided however that the representations and warranties of the Company contained in Sections 3.1 (Organization of the Company), 3.2 (Company Capital Structure), 3.4 (Authority.), 3.5 (No Conflicts; Consents.) hereof will survive the Closing and will remain operative and in full force and effect such that the applicable remedies with respect thereto shall be available until the expiration of the applicable statute of limitations, and shall then expire with respect to any theretofore unasserted claims arising out of or otherwise in respect of any failure of such representations and warranties to be true and correct. Except for any failure of any of the representations included in Sections 3.1 (Organization of the Company), 3.2 (Company Capital Structure), 3.4 (Authority.), 3.5 (No Conflicts; Consents.) to be true and correct as of the date hereof and on the Closing Date, any failure of the representations and warranties to be true and correct on the date hereof and on the Closing Date (other than failure that involved fraud, willful breach or intentional misrepresentation by the Company Group), shall only result in taking into consideration such failure (without any regard to any exception or qualification as to materiality or knowledge) in the determination whether a Company Material Adverse Effect has occurred. Other than failure that involved fraud, willful breach or intentional misrepresentation by the Company Group, no member of the Company Group, and any officers, directors or representatives thereof, shall become personally liable for any failure of such representations and warranties to be true and correct as aforesaid.
     10.2 Adjustments.
          (a) An adjustment of the number of Company Shares issued to each Investor shall be effected in the manner described in Section 10.2(c) hereof (regardless of any disclosure or information provided to the Investor with respect to the matters set forth in this Section 10.2(a) in this Agreement, in the Disclosure Schedule or otherwise) for all awards, judgments, losses, liabilities, damages, indemnities, costs and expenses, including costs of investigation and defense and fees and expenses of lawyers, experts and other professionals incurred by any member of the Company Group (collectively, “Relevant Amounts”), directly or indirectly, arising out of, resulting from or in connection with the matters described in items 4, 5, 18 and 20 (SEC Investigation, Class Action and Aqua Fund Claim (collectively, the “Class Action”), Complaint against Kevin Morano) of Section 3.14 of the Disclosure Schedule (without regard to the provisions of Section 10.1 hereof), any other action, suit, claim, injunctions, decrees, orders, judgments, proceeding or investigation (whether civil, criminal or administrative, and whether or not initiated by SEC or any other Governmental Entity) submitted or initiated prior to or after the Closing Date concerning securities and corporate governance matters and relating, in whole or in part, to facts or circumstances occurring prior to the Closing Date (but excluding any claim concerning the approval of this Agreement) (collectively, but excluding the Class Action, the “Other Securities Matters”), provided however, that the total

Relevant Amounts for which adjustments are actually made under Section 10.2(a) shall not exceed an aggregate amount of $30,000,000.
          (b) Any adjustments to be made pursuant to Section 10.2(a) hereof will remain operative and in full force and effect until the later of expiration five years after the later of Closing Date or the date that the respective matter was first submitted to court.
          (c) Adjustment pursuant to this 10.2 shall be effected by way of issuance of additional Company Shares, for no additional consideration, to each of the Investors (or at such Investor’s direction) in a number calculated as follows:
               (i) A number, rounded to the nearest whole number, equal to the aggregate amount of the purchase price paid at Closing and exercise amount paid upon exercise of Additional Warrants, if applicable, by such Investor as set forth opposite such Investor’s name on Schedule 1, divided by a fraction (A) the numerator of which equals to $40,000,000 minus the dollar amount of the aggregate Relevant Amounts for which adjustment should have already been effected, irrespective of the actual valuation of the Company, and (B) the denominator of which equals to the aggregate number of Company Shares issued and outstanding immediately prior to the Closing (which shall initially be the number set forth in the Officer’s Certificate delivered under Section 2.4(a) hereof subject to Section 10.4); minus
               (ii) The number of Purchased Shares actually issued to such Investor at the Closing plus any additional Company Shares that were previously issued pursuant to this Section 10.2(c) and, if applicable, as a result of exercise of Additional Warrants.
          (d) Following each event giving rise to adjustment under Section 10.2 hereof and following the application of Section 10.2(c) hereof, the Company shall deliver to the Investors’ Representative a certificate setting forth all relevant information which is necessary in order to make the calculation required under Section 10.2(c) hereof and the number of additional Company Shares to be issued to each of the Investors pursuant thereto (the “Certificate of Adjustment”).
          (e) Fees and expenses of lawyers, experts and other professionals incurred after the Closing Date and arising out of, resulting from or in connection with the matters set forth in Section 10.2(a) hereof shall constitute Relevant Amounts only to the extent exceeding $750,000 per each 12 months period following the Closing Date, and the Investors shall receive adjustment for Relevant Amounts exceeding such amount on March 1 of each year with respect to the preceding calendar year.
          (f) The amount of Relevant Amounts for which adjustment is provided under this Agreement will be net of any amounts actually paid for under insurance policies maintained by the Company Group or other third parties.
     10.3 Redemption of Shares.
          (a) Promptly following the availability of the 2006 Audited Reports, the Company shall deliver to the Investors’ Representative a certificate of the Chief Executive Officer or Chief Financial Officer of the Company setting forth the following, together with a copy of such audited consolidate financial statements:
               (i) The operating income (as defined under GAAP) of the Company, on a consolidated basis, for the fiscal year ending December 31, 2006, as stated in the 2006 Audited Reports (the “Operating Income”); and

               (ii) The revenues (as defined under GAAP) of the Company, on a consolidated basis, for the fiscal year ending December 31, 2006, as stated in the 2006 Audited Reports (the “Revenues”).
          (b) In the event that the Operating Income stated in the certificate delivered pursuant to Section 10.3(a) is equal to or greater than $15,592,000 then the Redeemable A Shares shall automatically be redeemed by the Company for no consideration and shall become dormant shares (as defined in the Israeli Companies Law). In the event that the Operating Income stated in the certificate delivered pursuant to Section 10.3(a) is lower than $15,592,000, then the Redeemable A Shares shall no longer be subject to any redemption rights, and shall have the rights, preferences, privileges and restrictions and be deemed for all intent and purposes as Company Shares. The amount of Redeemable A Shares shall be equal to 15,996,157, to be allocated and adjusted as set forth under clauses (f) and (g) below.
          (c) In the event that the Revenues stated in the certificate delivered pursuant to Section 10.3(a) is equal to or greater than $282,464,000, then the Redeemable B Shares shall automatically be redeemed by the Company for no consideration and shall become dormant shares (as defined in the Israeli Companies Law). In the event that the Revenues stated in the certificate delivered pursuant to Section 10.3(a) are lower than $282,464,000, then the Redeemable B Shares shall no longer be subject to any redemption rights, and shall have the rights, preferences, privileges and restrictions and be deemed for all intent and purposes as Company Shares. The amount of Redeemable B Shares shall be equal to 15,996,157, to be allocated and adjusted as set forth under clauses (f) and (g) below.
          (d) Promptly following the availability of the un-audited reviewed, consolidated statements of income of the Company Group as of the end of the fiscal quarter ending March 31, 2007 (the “2007 First Quarter Unaudited Reports”), the Company shall deliver to the Investors’ Representative a certificate of the Chief Executive Officer or Chief Financial Officer of the Company setting forth the following, together with a copy of such financial statements:
               (i) The operating income divided by the revenues (such terms as defined under GAAP) of the Company, on a consolidated basis, for the fiscal quarter ending March 31, 2007, as stated in the 2007 First Quarter Unaudited Reports (the “First Quarter 2007 Operating Income Margin”); and
          (e) In the event that the First Quarter 2007 Operating Income Margin stated in the certificate delivered pursuant to Section 10.3(a) is equal to or greater than 5% then the Redeemable C Shares shall automatically be redeemed by the Company for no consideration and shall become dormant shares (as defined in the Israeli Companies Law). In the event that the First Quarter 2007 Operating Income Margin stated in the certificate delivered pursuant to Section 10.3(a) is lower than 5%, then the Redeemable C Shares shall no longer be subject to any redemption rights, and shall have the rights, preferences, privileges and restrictions and be deemed for all intent and purposes as Company Shares. The amount of Redeemable C Shares shall be equal to 11,062,131, to be allocated and adjusted as set forth under clauses (f) and (g) below.
          (f) In each event of redemption under this Section 10.3, the amount of Company Shares redeemed from each Investor, including any Investor acquiring Company Shares pursuant to an exercise of Additional Warrants, shall be equal to the total amount of Company Shares to be redeemed multiplied by a fraction the numerator of which is equal to the total Purchased Shares held by such Investor, including any Company Shares issued pursuant to an exercise of Additional Warrants, and the denominator of which is equal to the total Purchased Shares held by all Investors, including all Company Shares issued to any and all Investors pursuant to exercises of Additional Warrants.

          (g) In the event that more than one event giving rise to redemption occur then the number of Company Shares to be redeemed shall be decreased as follows: (i) if both the events under Sections 10.3(b) and 10.3(c) occur, then the total amount of redeemed Company Shares (i.e. the total of all Redeemable A Shares and Redeemable B Shares) shall be 28,885,928, (ii) if both the events under Sections 10.3(b) and 10.3(c)(e) occur, then the total amount of redeemed Company Shares (i.e. the total of all Redeemable A Shares and Redeemable C Shares) shall be 24,874,590, (iii) if both the events under Sections 10.3(b)(c) and 10.3(c)(e) occur, then the total amount of redeemed Company Shares (i.e. the total of all Redeemable B Shares and Redeemable C Shares) shall be 24,874,590, and (iv) if all the events under Sections 10.3(b), 10.3(c) and 10.3(e) occur, then the total amount of redeemed Company Shares (i.e. the total of all Redeemable A Shares, Redeemable B Shares and Redeemable C Shares) shall be 36,180,968. Any Company Shares that are decreased from the foregoing redeemable shares shall cease to be subject to redemption and shall have the rights, preferences, privileges and restrictions and be deemed for all intent and purposes as Company Shares.
     10.4 Issued Share Capital Adjustment. In the event that, at any time or from time to time after the Closing, it transpires that the aggregate number of Company Shares outstanding immediately prior to the Closing is greater than the number stated in the Officer’s Certificate delivered pursuant to Section 2.4(a) (the then known greater number of issued and outstanding Company Shares to be referred to as the “Actual Issued Share Capital”), then, upon each such event, the Company, at its expense, without the requirement of any further action of either party, shall promptly prepare and deliver to the Investors’ Representative a Certificate of Adjustments in this respect and additional Company Shares shall be issued to each of the Investors in a number calculated as set forth in Section 10.2(c) hereof while using the Actual Issued Share Capital as the number referred to in Section 10.2(c)(i)(B). Thereafter, any calculation made in accordance with Section 10.2(c) shall use the then Actual Issued Share Capital as the number referred to in Section 10.2(c)(i)(B).
     10.5 Default Adjustment.
          (a) To the extent that a proposed settlement of a matter referred to in Section10.2(a) is to be submitted, in accordance with the Israeli Companies Law, to the approval of the shareholders of the Company, after it has been approved by the Special Approval of the Board of Directors of the Company (which approval shall be supported by an opinion of an Appointed Expert stating that the settlement reached is reasonable in the circumstances), and such shareholders’ approval is not obtained at the general meeting of shareholders (including any adjournment or postponement thereof), then, without limitation of the provisions of Section 10.2(a), such failure to obtain approval, of itself, shall be deemed to constitute Relevant Amounts in the amount of $30,000,000 or such lower amount as determined by the Investors’ Representative in its discretion, in case the proposed settlement is of the Class Action, and an additional $30,000,000, or such lower amount as determined by the Investors’ Representative in its discretion, in case the proposed settlement is of any one Other Securities Matter (such one matter to be elected by the Investors’ Representative), as liquidated damages and not as a penalty, and in each case the Company, at its expense, without the requirement of any further action of either party, shall promptly prepare and deliver to the Investors’ Representative a Certificate of Adjustments in this respect and additional Company Shares shall be issued to each of the Investors in a number calculated as set forth in Section 10.2(c) hereof, provided however, that the total Relevant Amounts for which adjustments are actually made under Section 10.5 shall not exceed an aggregate amount of $30,000,000.
     10.6 Procedures for Effecting Adjustments. With respect to Relevant Amounts arising out of, resulting from or in connection with the matters set forth in Section 10.2 hereof the following shall apply:
          (a) To the extent the Relevant Amounts are quantified to an amount as a result of an order, judgment, decree or other decision by a court of competent jurisdiction or an award in arbitration or mediation or any other Governmental Entity (an “Order”), the Company, at its expense, without the requirement of any further action by either party, shall promptly (or, if the Company is entitled or granted court leave and is authorized to, and actively pursues and manages, an appeal to such Order, the upon the Order in such appeal) prepare and deliver to the Investors’ Representative a Certificate of Adjustments in this respect and additional Company Shares shall be issued to each of the Investors in a number calculated as set forth in Section 10.2(c) hereof.
          (b) To the extent the Relevant Amounts are quantified to an amount as a result of a settlement of such matters, the settlement (i) shall be approved by the Special Approval of the Board of Directors of the Company (which approval shall be supported by an opinion of an Appointed Expert stating that the settlement reached is reasonable in the circumstances); and (ii) shall be subject to such corporate approvals as required by applicable Legal Requirements, including the Israeli Companies Law. Following receipt of the required corporate approvals as set forth in the preceding sentence, the Company, at its expense, without the requirement of any further action by either party, shall promptly prepare and deliver to the Investor a Certificate of Adjustments in this respect and additional Company Shares shall be issued to the Investor in a number calculated as set forth in Section 10.2(c) hereof.
     10.7 Appointed Expert
          (a) The Appointed Expert shall not have or incur any liability for any act or omission, except for actions conducted in fraud, bad faith or willful misconduct.
          (b) The fees of the Appointed Expert shall be agreed with the Special Committee. The Company shall pay all the fees of the Appointed Expert and all out of pocket and other costs and expenses reasonably incurred in connection with the performance of its obligations hereunder, unless the Appointed Expert was appointed as a result of a Notice of Claim which is determined by the Appointed Expert as not giving rise to any adjustment hereunder.
          (c) The Appointed Expert shall be entitled to employ such legal counsel and other experts as the Appointed Expert may deem necessary to make its determination in connection with its obligations hereunder, and may rely upon the advice of such counsels or other experts.
10.8 General Provisions
          (a) No right or remedy pursuant to ARTICLE X in respect of any claim that is made prior to the expiration of the applicable survival period shall be affected by the expiration of any representations and warranties.
          (b) The expiration of any representations and warranties and the provisions of this ARTICLE X shall not affect, limit or impair any right or remedy available under ARTICLE X or under any applicable law or otherwise to seek recovery of damages arising out of, resulting from or in connection with fraud, willful breach or intentional misrepresentation by any member of the Company Group until the expiration of the applicable statute of limitations.
          (c) The Company will not, by amendment of its organizational documents or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company in this ARTICLE X, but will at all times in good faith assist in the carrying out of, and in the taking of all such actions as may be necessary or appropriate in order to carry out, all the provisions of this ARTICLE X.
          (d) Without derogating from any right of the Investors pursuant to this ARTICLE X, the Investors, at their discretion, may elect to limit the number of additional Company Shares received by them as a result of any application of the adjustments pursuant to this ARTICLE X, or waive their rights, in any particular case or in general.

ARTICLE XI
INVESTORS’ REPRESENTATIVE
     11.1 All of the parties to the Agreement agree that Person named in the recitals of this Agreement is hereby appointed, effective from the date hereof, to act as the Investors’ Representative under this Agreement in accordance with the terms of this ARTICLE XI. In the event of the death, resignation, incapacity, bankruptcy or removal of the Investors’ Representative, then Investors who were entitled to purchase a majority of the number of the Purchased Shares shall be entitled to appoint successor Investors’ Representative. The Investors’ Representative may disclose any and all information obtained under or in connection with this Agreement to any and all of the Investors.
     11.2 The Investors hereby authorize the Investors’ Representative (i) to take all action necessary in connection with any claims of the Investors under this Agreement, including any claims for indemnification or price adjustment, as well as the defense, negotiation and/or settlement of such claims, (ii) to give and receive all notices required to be given and take all action required or permitted to be taken under this Agreement and the other agreements contemplated hereby to which the Investors collectively as a group are parties, (iii) to execute and deliver all agreements, certificates and documents required or deemed appropriate by the Investors’ Representative in connection with, and for the implementation of, any of the transactions contemplated by this Agreement; (iv) to engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement; and (vi) to take such other action as the Investors’ Representative may deem appropriate, including: (a) agreeing to any modification or amendment of this Agreement and executing and delivering an agreement of such modification or amendment; (b) taking any actions required or permitted under this Agreement; and (c) all such other matters as the Investors’ Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement.
     11.3 By their acceptance and adoption of this Agreement, the Investors agree that:
          (a) notwithstanding any other provision herein to the contrary, the Company shall be entitled to rely conclusively on (i) the instructions and decisions of the Investors’ Representative as to the settlement of any claims for indemnification, price adjustment or otherwise or any other actions taken by the Investors’ Representative hereunder and (ii) the confirmation of the Investors’ Representative, with respect to any action taken by it hereunder, that it is authorized to take such action; and the Company shall have no liability towards any Investor with respect to its reliance on any of the foregoing;
          (b) all actions, decisions and instructions of the Investors’ Representative taken in accordance with the provisions of Section 11.1, including, without limitation, the pursuit, defense or settlement of any claims for indemnification and price adjustment, shall be conclusive and binding upon all of the Investors and no Investor shall have any right to object, dissent, protest or otherwise contest the same or have any cause of action against the Investors’ Representative for any action taken, decision made or instruction given by the Investors’ Representative under this Agreement, except for fraud, willful breach of this Agreement or gross negligence by the Investors’ Representative; the Investors’ Representative shall give the Investors notices, from time to time and as reasonably required, of any action, decision and instruction made or given by them;
          (c) the provisions of this Section 11.3 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Investor may have in connection with the transactions contemplated by this Agreement;
          (d) remedies available at law for any breach of the provisions of this ARTICLE XI may be inadequate; therefore, the Company and the Investors’ Representative shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if the Company or the Investors’ Representative brings an action to enforce the provisions of this ARTICLE XI; and
          (e) the provisions of this Section 11.3 shall be binding upon the executors, heirs, legal representatives, successors and assigns of each Investor, and any references in this Agreement to an Investor or the Investors shall mean and include the successors to the Investors’ rights hereunder, whether pursuant to assignment, testamentary disposition, the laws of descent, and distribution or otherwise.
     11.4 In acting as the representative of the Investors, the Investors’ Representative, to the extent applicable, may rely upon, and shall not be liable to any Investor for acting or refraining from acting upon, an opinion of counsel. The Investors’ Representative shall incur no liability to any Investor with respect to any action taken or suffered by it in its capacity as Investors’ Representative, in reliance upon any such opinion of counsel. The Investors’ Representative shall be indemnified and held harmless by the Investors, severally and not jointly, from all losses, costs and reasonable expenses which the Investors’ Representative may incur as a result of involvement in any legal proceedings arising from the performance of its duties hereunder, except for its own fraud, willful misconduct or gross negligence.
ARTICLE XII
GENERAL PROVISIONS
     12.1 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Related Agreements, the Disclosure Schedule and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, that certain Term Sheet for a Proposed Investment and Debt Restructuring, dated July 13, 2006 (as amended).
     12.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any party hereto without the prior written consent of the other party hereto, and any such assignment without such prior written consent shall be null and void, except that this Agreement or any of the rights, interests or obligations under this Agreement may be assigned with the prior written consent of the Investor’s Representative but without the prior consent of the Company (i) by an Investor to any transferee of Purchased Shares; and (ii) by any Investor to any of its Permitted Transferees. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. It is hereby acknowledged and agreed that Ofer (Ships Holding) Ltd. (“Ofer Ships”) is signing this Agreement on behalf of itself or as a nominee of a subsidiary thereof, directly or indirectly, as shall be indicted in writing to the Company prior to the Closing Date. In case this Agreement is signed by Ofer Ships as a nominee as aforesaid, then such subsidiary shall be construed for all intent and purposes as an “Investor” hereunder, as if an original party hereof, and Ofer Ships shall have no further rights or obligations hereunder.
     12.3 Amendment. Except as otherwise stated, this Agreement may not be amended other than a written instrument signed by the Investors’ Representative and the Company.
     12.4 Extension; Waiver. At any time prior to the Closing, the Investors’ Representative or the Company, as the case may be, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
     12.5 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Except s set forth in ARTICLE X, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any competent court of the district of Tel-Aviv-Jaffa, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Israel for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.
     12.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with electronic confirmation of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	if to the Investors or to the Investors’ Representative, to:

the address set forth opposite such Investor’s name on Schedule 1.

with a mandatory copy to:

Meitar Liquornik Geva & Leshem Brandwein 16 Abba Hillel Road Ramat Gan 52506 Israel Attention: Dan Shamgar, Advocate Telephone No.: (972)-(3)-610-3100 Facsimile No.: (972)-(3)-6103-111

Herzog, Fox & Neeman Asia House, 4 Weizmann Street Tel-Aviv 64239 Israel Attention: Alon Sahar, Advocate Telephone No.: (972)-(3)-692-2861 Facsimile No.: (972)-(3)-696-6464

(b)	if to the Company, to:

Lumenis Ltd. POB 240 Yokneam, Industrial Park Israel Attention: Chief Executive Officer Telephone No.: (972)-(4)-9599356 Facsimile No.: (972)-(4)- 9599360

with a mandatory copy to:

Zellermayer, Pelossof & Co., Advocates 20 Lincoln St., 67134 Tel-Aviv, Israel Attention: Sarit Moussayoff, Advocate Telephone No.: (972)-(3)-6255555 Facsimile No.: (972)-(3)-6255500
     12.7 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper or electronic copy of the information or material referred to was provided to the Investors or its legal counsels, provided it was indicated in the written response prepared by the Company to the Investors’ due diligence request list.
     12.8 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     12.9 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
     12.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     12.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart and that signatures may be provided by facsimile transmission.
- Signature page follows -

     IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be executed by their duly authorized officers, as of the date first written above.

Lumenis Ltd.

By: /s/ Avner Raz
Name: Avner Raz
Title: President and Chief Executive Officer

By: /s/ Lauri Hanover
Name: Lauri Hanover
Title: Senior Vice President and Chief Financial Officer

     IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be executed by their duly authorized officers, as of the date first written above.

Ofer (Ships Holding) Ltd.
(on behalf of itself or as a nominee)

By: /s/ Yoav Doppelt
Name: Yoav Doppelt
Title: Authorized Signatory

     IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be executed by their duly authorized officers, as of the date first written above.

LM Partners L.P.

By its Managing General Partner LM (GP) L.P.
By its General Partner LM (GP) Company Ltd.

By: /s/ Harel Beit-On
Name: Harel Beit-On
Title: Authorized Signatory

     IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be executed by their duly authorized officers, as of the date first written above.

LM (GP) L.P.

By its General Partner LM (GP) Company Ltd.

By: /s/ Harel Beit-On
Name: Harel Beit-On
Title: Authorized Signatory

By: /s/ Ronny Michael
Name: Ronny Michael
Title: Authorized Signatory

Index of Schedules

Schedule 1	List of Investors, Addresses and Purchased Securities
Index of Exhibits

Exhibit A-1	Shareholders Executing Proxy

Exhibit A-2	Form of Proxy

Exhibit B-1	Form of Closing Warrant

Exhibit B-2	Form of Additional Warrant

Exhibit C	Amended Articles of Association

Exhibit D	Resolution of the Company’s Board of Directors

Exhibit E	Form of Legal Opinion

Exhibit F	Registration Rights Agreement

Exhibit G-1	Form of Indemnity Agreement

Exhibit G-2	List of Existing Directors and Officers signing Indemnity Agreements

Exhibit H	Disclosure Schedule

Exhibit I-1	Company General Meeting Notice

Exhibit I-2	Shareholders’ Resolutions

Exhibit J	Bank Agreements

Schedule 1
List of Investors, Addresses and Purchased Securities

		Closing	Additional	Purchased	Aggregate Price
Investor’s Name	Address	Warrants	Warrants	Shares	Per Share
Ofer (Ships Holding) Ltd., incorporated under the laws of the State of Israel		7,083,333	11,658,273	46,633,091	$50,000,000

LM Partners L.P., incorporated under the laws of the Cayman Islands	16 Abba Even Avenue, Herzliya, Israel	9,916,667	16,321,582	65,286,327	$70,000,000

Total		17,000,000	27,979,855	111,919,418	$120,000,000.00